UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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LUMINEX CORPORATION

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LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2013

Luminex Corporation (the “Company”) will hold its 2013 annual meeting of stockholders (the “Meeting”) on Thursday, May 16, 2013, at 10:00 a.m., local time, at its corporate headquarters located at 12212 Technology Boulevard, Austin, Texas 78727.  At the Meeting, stockholders will act on the following matters:

(1)	election of two persons nominated by the Board of Directors to serve for three-year terms as Class I Directors (designated as Proposal 1 in the accompanying proxy statement);

(2) approval of the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in the accompanying proxy statement (designated as Proposal 2 in the accompanying proxy statement);

(3)
ratification of the appointment by the Company's Audit Committee of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2013 (designated as Proposal 3 in the accompanying proxy statement); and

(4) such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors fixed the close of business on March 18, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.  A complete list of such stockholders will be available for examination at our offices in Austin, Texas, during normal business hours for a period of ten days prior to the Meeting.

This year, we are pleased to again furnish our proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our proxy statement and our annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2012 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.

Your attention is directed to the proxy statement for a more complete statement regarding the matters to be acted upon at the Meeting.  Our annual report to stockholders is being mailed or made available to our stockholders along with our proxy solicitation materials, but it is not part of the proxy solicitation materials.  All stockholders are cordially invited to attend the Meeting.  Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided.

By Order of the Board of Directors,

David S. Reiter
Vice President, General
Counsel and Corporate Secretary
Austin, Texas
April 1, 2013

LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727

PROXY STATEMENT

For Annual Meeting of Stockholders
To Be Held May 16, 2013

This proxy statement is being furnished to the stockholders of Luminex Corporation (the “Company,” “Luminex,” “we” or “us”) in connection with the solicitation by the Board of Directors of proxies for use at the 2013 annual meeting of stockholders (the “Meeting”) to be held at the time and place and for the purposes set forth in the accompanying notice, and at any and all adjournments or postponements thereof.  This proxy statement and the accompanying proxy card are being distributed and made available on or about April 1, 2013.

Important Notice Regarding the Availability of Proxy materials for the Stockholder Meeting To Be Held on May 16, 2013: This proxy statement and our annual report to stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=79403&p=proxy.

Voting Procedures; General Information

Proposals 1, 2 and 3 will be presented by management at the Meeting.  With regard to Proposal 1, the form of proxy permits votes for or withholding of votes as to all nominees for director or for withholding votes for any specific nominee.  With regard to Proposals 2 and 3 the form of proxy permits votes for, against, or abstention.  If the form of proxy is properly executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the stockholder and, if specifications are not made, will be voted FOR the election of the nominees named in this proxy statement to the Company's Board of Directors, FOR the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2013.

If your shares are held by your broker or other nominee, often referred to as in “street name,” you will receive a form from your broker seeking instructions as to how your shares should be voted.  If you are a registered stockholder and received a notice of availability of our proxy materials over the Internet, you may vote by telephone or electronically through the Internet by following the instructions included in the notice.  If you are a registered stockholder and received paper proxy materials through the mail, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card.  If your shares are held in street name, you should contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.  If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares in its discretion on “routine” matters, but may not vote your shares on “non-routine” matters.  The ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013 (Proposal 3) is deemed a routine matter.  Therefore, your broker has discretionary authority to vote your shares on such matter absent specific instructions from you.  However, the election of directors (Proposal 1) and the non-binding advisory vote on the compensation of our named executive officers (Proposal 2) are non-routine matters.  If your broker turns in a proxy card expressly stating that the broker is not voting on non-routine matters (Proposals 1 and 2) as a result of your failure to provide specific instructions, such action is referred to as a “broker nonvote” and your shares will not be voted on Proposals 1 and 2.

It is not expected that any matter not referred to herein will be presented for action at the Meeting.  If any other matters are properly brought before the Meeting, including, without limitation, a motion to adjourn the Meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to any of the Proposals, or soliciting additional proxies in favor of the approval of any of the Proposals, the persons named on the accompanying proxy card will vote the shares represented by such proxy upon such matters in their discretion.  Should the Meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the Meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

Any stockholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to our Corporate Secretary at the address indicated above, by executing and delivering a later-dated proxy or by voting in person at the Meeting.

Quorum; Required Votes and Recommendations

Our only outstanding voting security is our common stock.  Holders of record of common stock at the close of business on March 18, 2013, the record date for the Meeting, are entitled to notice of and to vote at the Meeting.  On the record date for the Meeting, there were 42,011,071 shares of common stock outstanding and entitled to vote at the Meeting.  In deciding all matters, a holder of common stock on the record date shall be entitled to cast one vote for each share of common stock then registered in such holder's name or otherwise beneficially owned.

The holders of a majority of the outstanding shares of the Company's common stock as of the record date must be present in person or be represented by proxy to constitute a quorum and act upon the proposed business.  Failure of a quorum to be represented at the Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.  Votes withheld from any nominee for director, abstentions and broker nonvotes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Proposal 1 discussed in this proxy statement requires the affirmative vote of a plurality of the votes cast at the Meeting.  Accordingly, the two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Meeting shall be elected as Class I directors.  Proposals 2 and 3 each require the affirmative vote of the holders of a majority of the outstanding shares represented at the Meeting and entitled to vote thereon.  The vote for Proposal 2 is advisory and non-binding in nature, but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.  Votes will be counted by the Company's transfer agent or our Corporate Secretary.  Under Delaware law, abstentions are not counted as voting “for” or “against” a particular matter.  However, abstentions are included in the number of shares present or represented at the Meeting and entitled to vote, and therefore, abstentions will have the same effect as a vote cast against Proposals 2 and 3.  Abstentions and withhold votes will have no effect on the outcome of Proposal 1.  Additionally, if a broker turns in a proxy card expressly stating that the broker is not voting on a nonroutine matter, such action is referred to as a “broker nonvote.”  Broker nonvotes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast, as a broker nonvote is not considered “entitled to vote” on a matter.  Accordingly, for purposes of Proposals 2 and 3, broker nonvotes have the effect of reducing the number of affirmative votes required to achieve a majority of the shares present and entitled to vote for such matter by reducing the total number of shares from which such majority is calculated.  Broker nonvotes will have no effect on the outcome of Proposal 1.

Our Board of Directors unanimously recommends that you vote:

•	FOR the Class I Director nominees named in this proxy statement;

•
FOR the approval of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2013.

CORPORATE GOVERNANCE

We believe that effective corporate governance is critical to our long-term prospects and ability to create value for our stockholders.  Our Board of Directors believes that we have in place appropriate charters, policies (including a comprehensive Code of Compliance and corporate governance guidelines), procedures and controls that promote and enhance corporate governance, accountability and responsibility with respect to the Company and a culture of honesty and integrity.  We will continue to monitor emerging developments and best practices in corporate governance and augment these charters, policies, procedures and controls when required or when our Board determines it would benefit the Company and our stockholders. Our corporate governance policies, including our various Board committee charters, can be viewed at the “Investor Relations” section of our website at www.luminexcorp.com.  Information contained on our website, other than the electronic version of our proxy statement provided on our website, is not incorporated into this proxy statement by this or any other reference to our website in this proxy statement, and we do not intend for such information on or linked to our website to constitute part of this proxy statement.

Director Independence

Our Board of Directors consults with the Company’s counsel to ensure that the Board’s independence determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of The NASDAQ Global Select Market (the “NASDAQ”) as in effect from time to time.  To assist in the Board’s independence determinations, each director completed materials designed to identify any relationships that could affect the director’s independence. In addition, through discussion among the directors a subjective analysis of independence was reviewed.  The Board has determined that each of the following directors is an “independent director” consistent with the objective requirements of applicable laws and regulations, and that such persons do not otherwise have any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of such person’s independent judgment in carrying out the responsibilities of a director: Robert J. Cresci; Thomas W. Erickson; Fred C. Goad, Jr.; Jay B. Johnston; Jim D. Kever; Kevin M. McNamara; G. Walter Loewenbaum II; and Edward A. Ogunro, Ph.D. The Board has not established categorical standards or guidelines to make the subjective aspect of these determinations, but considers all relevant facts and circumstances known to the Board.

Director Qualifications

The Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for Board membership; however, candidates nominated to serve as directors, at a minimum, will in the committee’s judgment:

•
be able to represent the interests of the Company and all of its stockholders and not be disposed by affiliation or interest to favor any individual, group or class of stockholders or other constituency; and

•
possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

The consideration of a candidate for director will include the Nominating and Corporate Governance Committee’s assessment of the individual’s background, skills and abilities, and whether such characteristics fulfill the needs of the Board of Directors at that time.  As part of the Nominating and Corporate Governance Committee’s consideration of a candidate, the committee also believes that the candidate must:

•	be of high ethical character and share the core values of Luminex as reflected in our Code of Compliance;

•	have a reputation, both personal and professional, consistent with the image and reputation of Luminex;

•	be highly accomplished in the candidate’s field;

•	be an active or former chief executive officer of a public company or a biotechnology company or an active or former leader of another complex organization;

•	otherwise have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience; and/or

•	have the ability to exercise sound business judgment.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings a variety of perspectives and skills derived from high quality business and professional experience and which complies with the NASDAQ and Securities and Exchange Commission (“SEC”) rules. While we do not have a formal policy on the consideration of diversity in identifying director nominees, our Nominating and Corporate Governance Committee considers the diversity of the composition of our Board and the skill set, background, reputation, and type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix.

Process for Identifying Director Candidates

The Nominating and Corporate Governance Committee may utilize a variety of methods for identifying nominees for director.  Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons.  The Nominating and Corporate Governance Committee considers nominees proposed by the Company's stockholders in accordance with the provisions contained in our bylaws. Pursuant to our bylaws, any stockholder may nominate a person for election to our Board of Directors, provided that the nomination is received by the Corporate Secretary not less than 30 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders.  Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the SEC, including the nominee's consent to being named as a nominee and to serving as a director, if elected.

The nominating stockholder shall also provide a completed written questionnaire with respect to the background and qualification of each nominee and any other person or entity that each nominee may represent (which questionnaire shall be provided by the Corporate Secretary) and a written representation and agreement (in the form provided by the Corporate Secretary) that each nominee: (a) has no undisclosed commitment, agreement or understanding with any person or entity as to how such nominee will act or vote on any issue or question as a director; (b) is not a party to any undisclosed commitment, agreement or understanding with any person or entity other than Luminex with respect to compensation, reimbursement or indemnification in connection with service or action as a director; (c) will comply with any director stock ownership and trading guidelines of Luminex; and (d) in such nominee's individual capacity and on behalf of any person or entity for whom such nominee may be a representative, has complied and will comply with all applicable corporate governance, conflicts, confidentiality and other policies of Luminex.

Additionally, the nominating stockholder must provide: (a) his or her name and address as it appears in the stock records of Luminex; (b) the number and type of shares of Luminex capital stock beneficially owned by the stockholder and a description in reasonable detail of any hedging, derivative, swap, profit interests, option or other transactions or series of transactions engaged in, directly or indirectly, by such stockholder, or any agreement, arrangement or understanding to which such stockholder is a party, in each case, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder with respect to shares of capital stock of Luminex, or otherwise to reduce the economic risk or benefit of ownership of shares of capital stock of Luminex to such stockholder, and the agreement of the stockholder to notify Luminex in writing within five business days after the record date for the meeting of any changes to the above information in effect as of the record date for the meeting; (c) all contracts, arrangements, understandings and relationships with respect to the stockholder's investment in Luminex, and the agreement of the stockholder to notify Luminex in writing within five business days after the record date for the meeting of any changes to the above information in effect as of the record date for the meeting; (d) any material agreement such stockholder may have with any other person or entity in connection with the nomination, and the agreement of the stockholder to notify Luminex in writing within five business days after the record date for the meeting of any changes to the above information in effect as of the record date for the meeting; and (e) a representation as to whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Luminex's outstanding shares required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, and as to whether the stockholder intends to appear in person or by proxy at the meeting to propose such nomination.

Our bylaws also provide that certain of the above information also be provided with respect to certain other persons associated with the nominating stockholder.  The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws and the foregoing description is qualified by reference to the full text of our bylaws.

Evaluation of Director Candidates

The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate's qualifications and suitability, working with management support and seeking Board input, and report such assessment to the Nominating and Corporate Governance Committee members.  When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process.  The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.

If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the committee will advise the candidate of the committee's preliminary interest.  If the candidate expresses sufficient interest, the committee will arrange interviews of the candidate with one or more members of the committee, and request such additional information from the candidate as the committee deems appropriate.  The Nominating and Corporate Governance Committee will consider the candidate's qualifications, background, skills and abilities, and whether such characteristics fulfill the needs of the Board at that time, and confer and reach a collective assessment as to the qualifications and suitability of the candidate for Board membership.

If the Nominating and Corporate Governance Committee determines that the candidate is suitable and meets the criteria for Board membership, the candidate will be invited to meet with the senior management of the Company and other members of the Board of Directors, both to allow the candidate to obtain further information about the Company and to give management and the other directors a basis for input to the Nominating and Corporate Governance Committee regarding the candidate.  On the basis of its assessment, and taking into consideration input from other Board members and senior management, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate's nomination for election to the Board of Directors.

Code of Compliance

We have a Code of Compliance that applies to all of the employees, officers and directors of the Company and its subsidiaries.  The purpose of our Code of Compliance is to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Compliance; and accountability for adherence to the Code of Compliance.  Our Code of Compliance also includes a formal policy regarding the approval of related party transactions, which is administered by our Audit Committee.  This policy is described more fully below under “Certain Relationships and Related Party Transactions.”  Each director, officer and employee is required to read and certify that he or she has read, understands and will comply with the Code of Compliance.

Under the Sarbanes-Oxley Act of 2002 and the SEC's related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  The NASDAQ rules also require the Company to adopt a “code of conduct” applicable to the Company's directors, officers and employees that meets the SEC's definition of “code of ethics.”  Our Code of Compliance meets the SEC's definition of “code of ethics.”  The Company's employees, including our Chief Executive Officer and senior financial officers, are bound by our Code of Compliance.

A copy of our Code of Compliance can be obtained from the Investor Relations section of our website at www.luminexcorp.com.  We intend to disclose amendments to, or waivers from, the Code of Compliance (to the extent applicable to our directors, Chief Executive Officer, principal financial officer, principal accounting officer or persons performing similar functions) on our website.

Communications with Members of the Board

Our Board of Directors has established procedures for the Company's stockholders to communicate with members of the Board of Directors.  Stockholders may communicate with any of the Company's directors, including the chairperson of any of the committees of the Board of Directors or the presiding director, if any, by writing to a director, care of Corporate Secretary, Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727.  Appropriate communications will be forwarded to such director(s) by the Corporate Secretary. The Corporate Secretary maintains a log of such communications and transmits such communications to identified director addressee(s) as soon as practical, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by our Corporate Secretary in consultation with counsel, when necessary. The Board of Directors or individual directors so addressed are advised of any communication withheld for safety or security reasons as soon as practical. If multiple communications are received on a similar topic, the Corporate Secretary may, in his discretion, forward only representative correspondence.

Communications Regarding Accounting Matters

Communications expressing concerns or complaints relating to accounting matters, internal disclosure controls or controls over financial reporting, or auditing matters are handled in accordance with procedures established by the Audit Committee, including, without limitation, a dedicated hotline and email address.  Under those procedures, concerns having to do with accounting matters, internal disclosure controls or controls over financial reporting, or auditing matters are presented by the Company's compliance officer to the Audit Committee for consideration and, if appropriate, corrective action.

Board Member Attendance at Annual Meeting of Stockholders

The Company strongly encourages each member of the Board of Directors to attend each annual meeting of stockholders.  Accordingly, we expect most, if not all, of the Company's directors to be in attendance at the Meeting.  All of our directors attended the 2012 annual meeting of stockholders.

Meetings and Committees of the Board of Directors

The Board of Directors and its committees meet periodically during the year as deemed appropriate.  During 2012, the Board of Directors met seven times.  No director attended fewer than 75% of all the 2012 meetings of the Board of Directors and its committees on which each such director served.

The Board of Directors is generally responsible for establishing our broad corporate policies and reviewing and assessing our corporate objectives and strategies, and other major transactions and capital commitments.  The Board of Directors currently has five standing committees:  the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Strategy and Development Committee. Each of our committees operates under a charter adopted by our Board of Directors.  It is the policy of the Board and each committee to periodically review its performance and the effectiveness of its charter and policies, as applicable.

Audit Committee

The Audit Committee, which met six times in 2012, currently consists of Mr. McNamara, who serves as Chairman, Mr. Cresci, and Mr. Erickson.  The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the applicable rules of the NASDAQ and the SEC and has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements.  The Board of Directors has further determined that Mr. McNamara is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.  The Audit Committee's primary duties and responsibilities are to oversee the Company's accounting and financial reporting processes and audits of the Company's financial statements; oversee the integrity of the Company's systems of internal controls regarding finance, accounting and legal compliance, including the oversight of the Company's internal audit function; oversee the qualifications, independence and performance of the Company's independent registered public accounting firm; pre-approve all audit and permitted non-audit services to be performed by such firm; provide an avenue of free and open communication among the independent registered public accountants, management, internal audit and the Board of Directors; and to approve related party transactions.  It is the function of the Audit Committee to help ensure the Company's financial statements accurately reflect the Company's financial position and results of operations.  In addition, the Audit Committee, following its review of the audited financial statements, is charged with recommending the audited financial statements to the Board of Directors for inclusion in the Company's annual reports.  Additional information regarding the purpose and functions of the Audit Committee is set forth in the “Report of the Audit Committee” provided below.

Compensation Committee

The Compensation Committee, which met nine times in 2012, currently consists of Mr. Johnston, who serves as Chairman, Mr. Goad and Mr. Kever.  The Board of Directors has determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, an “outside director” for the purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and an independent director as defined by the applicable rules of the NASDAQ.  The Compensation Committee's function is to establish and apply our compensation policies and philosophies to assure that the executive officers, directors and other officers and key employees are compensated in a manner consistent with the compensation policies and objectives adopted by the Compensation Committee, competitive practice and the requirements of the appropriate regulatory bodies.  The Compensation Committee is responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee. The Compensation Committee also administers our equity incentive plans.  Additionally, the Compensation Committee is charged with recommending the “Compensation Discussion and Analysis” to the Board of Directors for inclusion in the Company's proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K.  Additional information regarding the functions performed by the Compensation Committee and the process undertaken by the Compensation Committee in the determination of executive compensation is included under “Executive and Director Compensation-Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which met five times in 2012, currently consists of Mr. Cresci, who serves as Chairman, Mr. Goad and Dr. Ogunro.  The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the applicable rules of the NASDAQ.  The Nominating and Corporate Governance Committee provides assistance to the Board of Directors in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the Board of Directors, periodically evaluates the performance of the Board of Directors and its committees, and reviews and recommends corporate governance policies for the Company.  In addition, the Nominating and Corporate Governance Committee recommends our various committee memberships based upon, among other considerations, a director's available time commitment, background and/or skill set it deems appropriate to adequately perform the responsibilities of the applicable committee.

Executive Committee

The Executive Committee, which met three times in 2012, currently consists of Mr. Erickson, who serves as Chairman, Mr. Balthrop and Mr. Loewenbaum.  The Executive Committee is authorized to act on behalf of the Board of Directors as a whole, to the extent delegated to the committee and otherwise permitted by law.  The Executive Committee primarily meets to discuss Company performance and strategy.  No formal actions on behalf of the Board were taken in 2012 by the Executive Committee.

Strategy and Development Committee

The Strategy and Development Committee, which met four times in 2012, currently consists of Dr. Ogunro, who serves as Chairman, Mr. Balthrop and Mr. Johnston.   The Strategy and Development Committee was formed for the purpose of overseeing the Company's technology-related initiatives, including strategic decisions with respect to existing and new platforms and product offerings, research and development, and intellectual property issues.

Executive Sessions of Non-employee Directors

Generally, an executive session of non-employee directors is held in conjunction with each regularly scheduled Board meeting and other times as deemed appropriate.  The executive sessions are generally led by Mr. Loewenbaum in his capacity as Chairman of the Board.  If the non-employee directors include one or more directors that do not qualify as independent pursuant to NASDAQ listing standards, at least two meetings per year are also held by solely our independent directors (and generally at each of our regularly scheduled Board meetings), led by the presiding director in the event the Chairman of the Board is not deemed to be independent.  In 2012, our independent directors held four such meetings. The presiding director is the then chair of the Nominating and Corporate Governance Committee (currently Mr. Cresci), as further described in our corporate governance guidelines.

Board Leadership Structure

Our Chairman of the Board position is a non-executive position. Separating the positions of Chairman of the Board and Chief Executive Officer allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to and oversight of management. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board's oversight responsibilities continue to grow. Our Board believes that having separate positions, with a non-executive director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Our Chairman is also a member of the Executive Committee and provides guidance and takes an active role in evaluating our executive officers and corporate strategies.  Our Chairman acts as a regular liaison between our Board and our executive management, consulting regularly with our executives over business matters and providing our executives with immediate consultation and advice on material business decisions.

Board Role in Risk Oversight

Risk is inherent with every business.  Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company's business strategy is a key part of its assessment of management's appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by the Company's management team who collaborates with the Company's internal audit department.  In this process, we assess risk throughout the Company by conducting surveys and interviews of Company employees and directors soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan.  We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives.  Management then prepares a report for the Board of Directors regarding the key identified risks and how the Company manages these risks to review and analyze both on an annual and ongoing basis.  Management attends Board meetings and is available to address any questions or concerns raised by the Board regarding risk management and any other matters.  Additionally, the Board of Directors and its committees regularly receive presentations from management and key personnel on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management and the independent auditor the Company's policies with respect to risk assessment and risk management.  The Audit Committee and the Nominating and Corporate Governance Committee also focus on the Company's compliance with applicable laws and regulations, the Company's Code of Compliance, and related Company policies and procedures. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.  The Nominating and Corporate Governance Committee in fulfilling its risk oversight responsibility assists the Board in fulfilling its duties and oversight responsibilities relating to the Company's compliance with and implementation of new corporate governance principles.  The Strategy and Development Committee assists the Board in fulfilling its risk oversight responsibility in reviewing the Company's risks associated with technology-related initiatives, including strategic decisions with respect to existing and new platforms and product offerings and intellectual property related risks and assessment of competitive threats and opportunities, and potential merger and acquisition targets.

Scientific Advisory Board

The Scientific Advisory Board (the “Advisory Board”), which met one time in 2012, was created in 2005 to, among other responsibilities, provide strategic advice regarding our research and development efforts and to evaluate and provide new scientific and technological perspectives relating to the current and future application of our technologies. In 2012, members of the Advisory Board included Dr. C. Thomas Caskey, Dr. Andrea Ferreira-Gonzalez, Dr. Thomas Joos, Christine C. Ginocchio and Dr. Gary Procop. In addition, Dr. Richard Janezcko served on the Advisory Board as a management representative. The Advisory Board operates at the discretion of the Board of Directors. In 2013, the Board of Directors has decided to eliminate the Advisory Board in favor of a panel of scientific consultants of varying scientific expertise, with whom Company management will meet on an as needed basis.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee of the Board of Directors consisted of Mr. Johnston, who served as Chairman, Mr. Goad and Mr. Kever, none of whom has ever been an officer or employee of the Company or its subsidiaries.  No interlocking relationship existed during 2012 between any officer, member of our Board of Directors or the Compensation Committee and any officer, member of the Board of Directors or compensation committee of any other company.

PROPOSAL 1 - ELECTION OF CLASS I DIRECTORS

The number of directors on our Board of Directors is currently fixed at nine.  Our certificate of incorporation divides our Board of Directors into three classes which serve staggered three-year terms.  The terms of the Class I, Class II and Class III directors will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2013, 2014 and 2015, respectively.

Currently, our Board of Directors is composed of two Class I directors (consisting of Robert J. Cresci and Thomas W. Erickson), three Class II directors (consisting of Fred C. Goad, Jr., Jim D. Kever and Jay B. Johnston) and four Class III directors (consisting of Patrick J. Balthrop, Sr., G. Walter Loewenbaum II, Edward A. Ogunro and Kevin M. McNamara).

At the Meeting, the stockholders will elect two Class I directors nominated by the Board of Directors.  Each of these directors is to serve a three-year term until the 2016 annual meeting of stockholders and until a successor is elected and qualified or until the director's earlier resignation or removal.  The Board of Directors and its Nominating and Corporate Governance Committee, pursuant to and consistent with the nomination procedures described above under “Corporate Governance,” have nominated Messrs. Robert J. Cresci and Thomas W. Erickson for re-election as Class I directors.  It is the intention of the persons named in the proxy to vote the proxies for the election of the aforementioned nominees.  Proxies may not be voted for persons other than those, or for more persons than, named in the proxy.  If any nominee should be unwilling or become unavailable to serve as a director for any reason, the persons named as proxies reserve full discretion to vote for such other person or persons as may be properly nominated by the Board of Directors.  The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Certain information about the Class I nominees for the Board of Directors, and those directors whose terms do not expire at the Meeting, is furnished below.

Class I Directors Nominees

Robert J. Cresci, age 69. Mr. Cresci has served as a member of the Board of Directors since December 1996. He has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of directors of j2 Global Communications, Inc., a provider of outsourced, value-added messaging and communications services and OFS Capital Corporation, a business development company. Within the past five years, Mr. Cresci has served on the board of directors of Sepracor Inc., a research-based pharmaceutical company, and SeraCare Life Sciences, Inc., a provider of a broad scope of biological products and services. Mr. Cresci holds an undergraduate degree in Engineering from the United States Military Academy at West Point and holds a M.B.A. in Finance from the Columbia University Graduate School of Business.

Mr. Cresci originally became involved with Luminex as an early investor in Luminex. Mr. Cresci has extensive experience serving on the boards of directors of private and public companies within the broader healthcare industry and brings a significant depth of knowledge in capital markets considerations.  Mr. Cresci's knowledge of the operations of public company boards is particularly useful in his current role as chairman of the Nominating and Corporate Governance Committee.  Mr. Cresci also provides continuity to the Board of Directors, given his service on the Board since Luminex's earliest years of operation.

Thomas W. Erickson, age 62. Mr. Erickson has served as a member of the Board of Directors since May 2004. Mr. Erickson served as our Interim President and Chief Executive Officer from September 2002 until our hiring of Mr. Balthrop in May 2004. He is currently chairman of the board of Western Dental Services, Inc., a dental practice management company, and Inmar, Inc., a reverse logistics and revenue recovery company.  Previously, he served as a Senior Advisor to New Mountain Capital, LLC, a private equity firm, chairman and interim president of National Medical Health Card Systems, Inc., a pharmacy benefits manager, chairman of the board of PATHCare, Inc., an operator of long term care facilities, chairman of the board of TransHealthcare, Inc., a health care services company, chairman and interim president and chief executive officer of LifeCare Holdings, Inc., an operator of long-term acute care hospitals, and interim president and chief executive officer and director of Omega Healthcare Investors, Inc., a healthcare focused real estate investment trust. Mr. Erickson was also co-founder, president and chief executive officer of CareSelect Group, Inc., a physician practice management company. Earlier in his career, he held several management positions at American Hospital Supply Corporation.  Mr. Erickson currently serves on the board of directors of American Renal Holdings, Inc., a national provider of kidney dialysis services.  Mr. Erickson holds a Bachelors degree from University of Iowa and an M.B.A. from Southern Methodist University.

Mr. Erickson brings to the Board of Directors extensive experience managing and growing healthcare industry companies, as well as significant general experience serving in leadership roles on boards and board committees of other public companies.  Through his experience serving as Luminex's Interim President and Chief Executive Officer from September 2002 until May 2004, Mr. Erickson offers to the Board detailed insight into the Company's business and management considerations. Through his substantial experience in the healthcare industry, in particular healthcare services and delivery, Mr. Erickson offers valuable insight on Luminex and its product offerings from the perspective of healthcare providers.

Class II Directors (Terms Expire in 2014)

Fred C. Goad, Jr., age 72. Mr. Goad has served as a member of the Board of Directors since September 1997. Since August 2001, he has been a member in Voyent Partners, L.L.C. (“Voyent”), a private investment company. Mr. Goad served as co-chief executive officer of the transaction services division of WebMD Corporation (“WebMD”), a provider of healthcare transaction, information and technology services, from June 2000 through March 2001. From March 1999 through May 2000, Mr. Goad served as senior advisor to the office of the president of the transaction services division of Quintiles Transnational Corporation (“Quintiles”), a contract research company providing a wide range of clinical research services for biotech and pharmaceutical clients. Mr. Goad served as co-chief executive officer and chairman of Envoy Corporation (“Envoy”) from June 1996 until Envoy was acquired by Quintiles in March 1999. From 1985 to June 1996, Mr. Goad served as president and chief executive officer of Envoy, a provider of electronic transaction processing services for the healthcare industry. Within the past five years, Mr. Goad has served on the board of directors of Emageon Inc., a provider of information technology systems for hospitals, healthcare networks and imaging facilities, until its sale in 2008, Performance Food Group Company, a food service distributor, and on the boards of directors of several private companies. Mr. Goad holds a B.S. in business from the University of Virginia.

Mr. Goad brings to the Board of Directors extensive experience managing and growing healthcare industry companies, as well as significant general experience serving on boards of other public companies.  Through his vast experience in the healthcare industry, in particular healthcare services and delivery, Mr. Goad offers valuable insights on Luminex and its product offerings and sales and marketing strategies from the perspective of healthcare providers. Mr. Goad also brings continuity to the Board of Directors, given his service on the Board since Luminex's earliest years of operation.

Jim D. Kever, age 60. Mr. Kever has served as a member of the Board of Directors since December 1996. He has been a member in Voyent since August 2001. Mr. Kever served as co-chief executive officer of the transaction services division of WebMD from June 2000 to March 2001. From March 1999 through May 2000, Mr. Kever served as chief executive officer of the transaction services division of Quintiles. From August 1995 through March 1999, Mr. Kever was the president and co-chief executive officer of Envoy. Mr. Kever serves on the boards of directors of 3D Systems Corporation ("3D Systems"), a provider of 3-D printing, rapid prototyping and manufacturing solutions and Tyson Foods, Inc. ("Tyson"), a food processing company. Within the past five years, Mr. Kever has served on the board of directors of ACI Worldwide, Inc., a global provider of electronic payments solutions for financial institutions. Mr. Kever holds a B.S. in business administration from the University of Arkansas and a J.D. from the Vanderbilt University School of Law.

Mr. Kever brings to the Board of Directors extensive experience managing and growing healthcare industry companies.  Mr. Kever brings experience in serving on public and private boards. Mr. Kever, through his more recent investment experiences with Voyent, also brings depth of knowledge in managing and growing companies and in capital markets considerations.   Mr. Kever also provides continuity to the Board of Directors, given his service on the Board since Luminex's earliest years of operation.

Jay B. Johnston, age 70. Mr. Johnston has served as a member of the Board of Directors since February 2005. Mr. Johnston currently serves as chairman of QuesTek Innovations, LLC, a privately-held company that designs and markets high tech materials, a position he has held since August 2001. From 1975-1999, he held numerous positions at Abbott Laboratories ("Abbott"), a global, broad-based health care company, most recently as corporate vice president for diagnostic assays and systems. He held numerous other positions with Abbott, including president of Dainabot Co. Ltd. and vice president Asia Pacific. Mr. Johnston has experience in general management, product development, technology management, strategic marketing and business development. He holds an M.B.A. in General Management from the Amos Tuck School of Business Administration and a B.A. degree in Public Administration from Dartmouth College.

Mr. Johnston brings to the Board of Directors significant directly relevant industry experience in managing businesses in the diagnostics and life sciences industries.  Mr. Johnston has extensive experience in leading the strategic and operational aspects of large complex, international organizations. Mr. Johnston's knowledge of effective compensation processes for management helps him to guide the Company's compensation programs and policies in his role as Chair of the Compensation Committee. Mr. Johnston also offers particular experience and perspective to the Board of Directors in the areas of product development and marketing strategies through his role on the Strategy and Development Committee.

Class III Directors (Terms Expire in 2015)

Patrick J. Balthrop, Sr., age 56. Mr. Balthrop joined Luminex in May 2004 as President and Chief Executive Officer and has served as a member of the Board of Directors since September 2004. He served as president of Fisher Healthcare, a Fisher Scientific International company, a manufacturer and supplier of products and services principally to the scientific and laboratory markets from 2002 to May 2004. Prior to Fisher Scientific International, Mr. Balthrop served in a number of leadership positions for over 20 years with Abbott primarily in Abbott's Diagnostics Division. Mr. Balthrop's most recent positions at Abbott were as head of worldwide commercial diagnostics operations and as head of Abbott Vascular. Mr. Balthrop holds an M.B.A. from the Kellogg Graduate School of Management of Northwestern University, and a B.S. in Biology from Spring Hill College.

Mr. Balthrop brings to the Board of Directors significant experience in managing businesses in the diagnostics and laboratory equipment industries.  Mr. Balthrop has extensive experience in leading the strategic and operational aspects of large and complex, international organizations, with experience in managing manufacturing, research and development, sales and marketing, intellectual property and technology management and international operations.  As the President and Chief Executive Officer of Luminex, Mr. Balthrop is responsible for management's execution of operational objectives and serves as an integral connection between the Board of Directors and Luminex's management team, enabling alignment between the Board's strategic expectations and the Company's current and future strategy and operations.

G. Walter Loewenbaum II, age 68. Mr. Loewenbaum has served as a member of the Board of Directors since May 1995 and as Chairman of the Board of Directors since September 2002. He served as Vice Chairman of the Board of Directors from April 1998 until January 2000.  Mr. Loewenbaum also has served as chairman of the board of directors of 3D Systems since September 1999, and was previously chairman of the board of directors of Envoy. He holds a B.A. from the University of North Carolina.

Mr. Loewenbaum originally became involved with Luminex as an original investor in Luminex prior to our initial public offering. As an investment banker and private equity investor, Mr. Loewenbaum has worked with multiple companies in a variety of different industries at different phases of organizational development, ranging from startup to publicly traded. He brings depth of knowledge in serving as chairman for public and private companies, building stockholder value and capital market considerations.  Mr. Loewenbaum also provides continuity to the Board of Directors, given his service on the Board since Luminex's earliest years of operation.

Kevin M. McNamara, age 57. Mr. McNamara has served as a member of the Board of Directors since May 2003. In addition, he provided financial and strategic consulting services to the Company from October 2001 through December 2002. Mr. McNamara served as executive vice president, chief financial officer and treasurer of HealthSpring, Inc., a managed care company, from April 2005 through May 2009. Mr. McNamara also served as non-executive chairman from April 2005 through January 2006 of MedAvant Healthcare Solutions (f/k/a ProxyMed, Inc.), a provider of automated healthcare business and cost containment solutions for financial, administrative and clinical transactions in the healthcare payments marketplace, and served as interim chief executive officer and as a director of ProxyMed, Inc. from December 2004 through June 2005. Mr. McNamara previously served as chief financial officer and a director of HCCA International, Inc., a healthcare management and recruitment company from October 2002 to April 2005. Mr. McNamara currently serves on the board of directors of Tyson. Within the past five years, Mr. McNamara has served on the board of directors of COMSYS IT Partners, Inc. (f/k/a Personnel Group of America, Inc.), an information technology staffing and solutions provider. Mr. McNamara is a Certified Public Accountant (inactive) and holds a B.S. in Accounting from Virginia Commonwealth University and a M.B.A. from the University of Richmond.

Mr. McNamara brings to the Board of Directors extensive financial expertise, experience managing and growing healthcare industry companies, as well as significant general experience serving on boards and board committees of other public companies. Mr. McNamara's experience overseeing risk assessment, accounting and financial reporting for public and other healthcare companies provides equally valuable experience in his role as chair of our Audit Committee. Mr. McNamara also has experience overseeing public and private capital markets and mergers and acquisitions transactions.

Edward A. Ogunro, Ph.D., age 60. Dr. Ogunro has served as a member of our Board of Directors since May 2009.  Dr. Ogunro served as senior vice president, R&D and medical affairs and chief scientific officer at Hospira Inc., a global specialty pharmaceutical and medication delivery company, from April 2004 until December 2007. Prior to Abbott's spin-off of Hospira in 2004, Dr. Ogunro served in a number of leadership positions for over 20 years with Abbott, primarily in Abbott's Diagnostics Division, and most recently served as corporate vice president, R&D, medical and regulatory affairs in Abbott's Hospital Products Division. He held numerous other positions with Abbott, including program director for AxSym, one of the most successful analyzers in the diagnostic industry, and divisional vice president for Abbott's Immunodiagnostics and Chemistry R&D Organization. Dr. Ogunro serves on the board of directors of the Myeloproliferative Neoplasms Research Foundation (a not for profit organization). Within the past five years, Dr. Ogunro served on the board of directors of Applied NeuroSolutions, Inc., a company focused on the development of an integrated portfolio of products for the treatment and diagnosis of Alzheimer's disease. Previously, Dr. Ogunro pursued postdoctoral studies and served as an assistant professor at Northwestern University Medical School in Chicago from 1977 to 1982. Dr. Ogunro holds a B.S. in Physiology and Biochemistry from Reading University and a Ph.D. in Biochemistry from London University.

Dr. Ogunro brings to the Board of Directors significant directly relevant technical and operational industry experience in the diagnostics and medical device industry.  Dr. Ogunro has substantial experience in managing complex research and development initiatives for large, evolving portfolios of diagnostic and medical device products, and in securing and maintaining regulatory clearance for such products both domestically and internationally.  Dr. Ogunro's technical background and direct experience with project management is of particular relevance in his role as Chairman of the Strategy and Development Committee and in guiding Luminex in its research and development investments on new products and markets.

Required Vote; Recommendation of the Board

Election of Class I directors will be determined by a plurality of the votes cast at the Meeting.

The Board of Directors unanimously recommends that stockholders vote FOR the election of its nominees for Class I directors.

PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As described in “Executive and Director Compensation-Compensation Discussion and Analysis” on page 16 of this proxy statement, the Compensation Committee's goal in setting executive compensation is to provide a compensation program that specifies and rewards executive behavior that is aligned with stockholder interests, effective corporate governance and the successful execution of the Company's business plan and strategies.   Additionally, our executive compensation “clawback” policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors are factors considered in all performance and bonus assessments.

Stockholders are urged to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure which describe the compensation of our named executive officers in fiscal 2012. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation objectives and philosophies and in achieving the Company's goals and that the compensation of our named executive officers in fiscal 2012 reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended and as a matter of good corporate governance, stockholders will be asked at the Meeting to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Required Vote; Recommendation of the Board

The “say-on-pay” advisory vote requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting.

The Board of Directors unanimously recommends that stockholders vote FOR Proposal 2.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm to audit the financial statements of the Company and to perform other accounting services, if appropriate, for the year ending December 31, 2013.  Such appointment will be presented to the stockholders for ratification at the Meeting.  A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm is not required by the Company's bylaws or otherwise.  However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees paid to Ernst & Young LLP for services provided during the years ended December 31, 2012 and 2011 are presented below.

Audit Fees.  The aggregate audit fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings totaled $746,300 for 2012 and $683,134 for 2011.

Audit-Related Fees.  There were no other fees billed to us by Ernst & Young LLP for assurance and related services with regard to the performance of the audit or review of the Company’s consolidated financial statements, and for the review of the Company’s internal controls over financial reporting, not described above under “Audit Fees,” for 2012 and 2011.

Tax Fees.  The aggregate tax fees billed to us by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning totaled $0 for 2012 and $195,453 for 2011.

All Other Fees.  There were no fees billed by Ernst & Young LLP for products or services other than those described above for 2012 and 2011.

The Restated Audit Committee Charter, among other things, requires the Audit Committee to pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor.  The Audit Committee has adopted a pre-approval policy in order to ensure that the performance of audit and non-audit services by the independent auditor does not impair the auditor's independence.  The policy provides for the general pre-approval of specific types of services, gives guidance to management as to the specific type of services that are eligible for pre-approval and provides cost limits for each such service on an annual basis.  The policy requires specific pre-approval of all other permitted services.  Requests or applications to provide services that require separate approval by the Audit Committee are submitted by the Company's chief financial officer to the Audit Committee and must include a statement as to whether, in the chief financial officer's view, the request or application is consistent with the SEC's rules on auditor independence.  The Audit Committee may delegate pre-approval authority to one or more of its members who shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All audit related services, tax services and other services provided in 2012 and 2011 were pre-approved by the Audit Committee.  The Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of the firm's independence in the conduct of its auditing functions.

Required Vote: Recommendation of the Board

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter.

The Board of Directors unanimously recommends that stockholders vote FOR Proposal 3.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

To the Stockholders of Luminex Corporation:

The Board of Directors maintains an Audit Committee comprised of three independent directors.  The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of the NASDAQ Stock Market that govern audit committee composition, including the requirement that audit committee members meet the heightened independence requirements as contemplated by the applicable rules of the NASDAQ Stock Market.  The Audit Committee operates under a written charter, which was adopted by the Board of Directors (as amended to date, the “Restated Audit Committee Charter”).  A copy of the Restated Audit Committee Charter may be viewed on the Investor Relations section of our website at www.luminexcorp.com.

Pursuant to the Restated Audit Committee Charter, the Audit Committee oversees the financial reporting process on behalf of the entire Board of Directors.  The Audit Committee is responsible for the appointment, compensation and oversight of the work of Luminex’s independent registered public accountants.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  Our independent registered public accountants are responsible for performing an independent audit of Luminex’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles and auditing the effectiveness of Luminex’s internal control over financial reporting and issuing a report thereon.  In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management and the independent registered public accountants the audited and interim financial statements included in our reports filed with the SEC in advance of the filings of such reports.

The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accountants.  Furthermore, the Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants’ independence.

The Audit Committee discussed with the independent registered public accountants the overall scope and plans for their audit.  The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examination, their evaluation of Luminex’s internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of Luminex’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Kevin M. McNamara (Chairman)
Robert J. Cresci
Thomas W. Erickson

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Risk Assessment

The Compensation Committee of the board of directors (the “Committee”), with the participation of AON/Hewitt Associates, LLC (“AON/Hewitt”) and management, conducted a risk assessment of the Company's compensation programs. As part of this assessment, the Committee reviewed our compensation programs for certain design features identified by the Committee's advisors as having the potential to encourage excessive risk-taking, and considered our compensation programs in light of our key enterprise and business strategy risks. The Committee noted that our programs are designed so that they do not include compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or “all or nothing” bonus payouts or unreasonable performance goals. The Committee also noted several design features of our cash and equity incentive programs that reduce the likelihood of excessive risk-taking, including the use of reasonably obtainable and balanced performance metrics, maximum payouts at levels deemed appropriate, Committee oversight and direction over executive compensation programs, the presence of severance plans for executives through employment agreements, and balance between compensation elements that focus on short-term financial and operating performance and those that reward for longer-term Company performance and stock appreciation, especially when combined with our executive stock ownership guidelines. Additionally, our executive compensation “clawback” policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors are factors considered in performance and bonus assessments. Based on its assessment, the Committee believes that our compensation programs do not motivate risk taking that could reasonably be expected to have a material adverse effect on the Company.

Compensation Discussion and Analysis

The following discussion and analysis is presented in the following order:

2012 Executive Summary	2012 Executive Compensation Review
Overview of Luminex Compensation Process	Additional Disclosures
Compensation Philosophy	2013 Executive Compensation Preview
Program Design

2012 Executive Summary

Luminex is committed to building long-term stockholder value. The guiding principle of our compensation philosophy is that management operates in a performance-driven environment, seeking to enhance stockholder value. Our compensation programs are specifically designed to reward executive behavior that is aligned with stockholder interests, effective corporate governance and the successful execution of the Company's business plan and strategies.

Key Business and Strategic Highlights.

As previously articulated, the guiding principal of our compensation philosophy is to foster a performance-driven environment that translates into future stockholder value. We believe that our performance-driven environment improved both our financial and operational performance in fiscal 2012.  This improvement was driven by the strength of our leadership team and employees; further rollout and market acceptance of the MagPix instrument, assays for RVP Fast (respiratory viral panel) and assays for GPP (gastrointestinal pathogen panel); completion of another acquisition and integration thereof; preparations to sell direct on our assay products; and a continued focus on improving technology to enhance the end-user experience.

•
Long-Term Business Growth. Revenue is up 68%, operating income is up 207% and employee count is up 57% over the past three years. We believe that the Company has grown significantly in a generally difficult and uncertain economy and business environment:

•
Impact of Strategic Acquisitions and Initiatives. As part of the Luminex long-term strategic initiative to expand its operating footprint and maintain its competitive market posture, in each of 2010, 2011 and 2012 the Company completed a significant acquisition: BSD (Australia), Eragen Biosciences/LMA (Wisconsin) and GenturaDx (California), respectively, each of which required significant integration and management oversight. In addition, the Company now operates globally with offices in Brisbane, Australia; Toronto, Canada; Shanghai, China; Tokyo, Japan; Oosterhaut, Netherlands; Madison, Wisconsin and Austin, Texas. Overall, the scale and complexity of the Luminex business has significantly increased.

Compensation Objectives and Philosophy

Overview. We strive to design our compensation programs to specify and reward executive behavior that is aligned with stockholder interests, effective corporate governance and the successful execution of the Company's business plan and strategies. The Committee has established the following primary objectives in designing and reviewing compensation for our Chief Executive Officer (the “CEO”) and our other executive officers:

•	Offer competitive and effective total compensation opportunities for executives that enable the Company to attract, reward and retain skilled executives in a competitive recruiting environment;

•
Provide a substantial portion of executive compensation through performance-contingent compensation, where annual incentives are based on achieving designated and pre-approved quantitative and qualitative measures of performance;

•
Encourage and share superior and sustained corporate performance based on performance measures that create value for stockholders, reward corporate growth and encourage measured risk-taking in support of our corporate objectives; and

•	Align the long-term financial interests of our executives with those interests of our stockholders by focusing incentives on long-term operating performance and stock price appreciation.

As described in more detail below, our core compensation philosophies include the following:

•	Each element of compensation should support our compensation objectives and should, when viewed collectively, work together to appropriately support all of these objectives;

•
Our compensation programs should create a management culture that is performance-driven and has a vested interest in increasing stockholder value and the successful execution of our corporate goals and strategies;

•	Our compensation decisions should support the Company's anticipated growth and executive development;

•	Our compensation decisions should be flexible to reflect the unique attributes of the Company and the contributions of each executive; and

•	Our compensation programs and policies should consider external perceptions and “good governance” and should not provide incentives for excessive risk taking for short-term gains.

Key Features of Our Compensation Decisions and Results for 2012

Consistent with our objectives and philosophies and the evolving nature of the Company, our compensation programs for our named executive officers for fiscal 2012 included the key features described below.

•
Competitive Base Salaries. Salary adjustments for our named executive officers, excluding the CEO, reflected merit-based adjustments at approximately 2.5% to 7.6%. Our CEO's base salary was adjusted 35.9% based upon a variety of factors, including a review of relevant peer pay levels within the peer group, his long-term superior performance to the Company, the increased complexity and scope of the business, and his importance as the strategic leader and builder of the executive team. As adjusted, the CEO's base salary approximates the median of the peer group, as intended by the Committee, due to the CEO's sustained performance. In prior years, the CEO's base salary fell well below peer medians, as well as the 25th percentiles. The targeted compensation philosophy was to have base pay positioned for the CEO between the 25th and 50th percentiles.

•
Annual Performance-Based Cash Awards. We provide our named executive officers a market competitive performance-based annual incentive opportunity based upon the achievement of specific Company, business unit and personal objectives. Consistent with our philosophy of linking annual incentive payouts with Company and individual performance factors, annual bonuses earned and paid for 2012 ranged from 68% to 79% of the 2012 target for the named executive officers, reflecting measured performance outcomes for the year. We do not have any multiyear bonus programs for named executive officers and no guaranteed bonus payments

•
Competitive Long-Term Stock Based Incentive Compensation. In 2012, the targeted value of grant date fair value equity awards were increased over 2011 to return to the historic practice of targeting median benchmarks for the peer group. In 2011, the time based equity awards were uniquely reduced (by more than 50%) for a focused effort to reduce general and administrative expenses across the Company. In 2012, options comprised 35% (an increase from 30%) of the grant date fair value and RSAs constituted 65% (a decrease from 70%) of the grant date fair value. This shift put more of the compensation component at risk to market share price as options create no value until the market price exceeds the grant date exercise price. Specifically, with respect to Mr. Balthrop, the equity award was increased to $1.2 million from $800,000 in 2011 because the Committee and Board believe strongly that Mr. Balthrop is the proper executive to lead the Company and the long term incentives (in the form of RSAs and Options) were appropriate to seek to promote the CEO's long term interest in the Company. The 2012 awards have significant vesting periods of five year (RSA/RSUs) and three year (options) ratable vesting periods.

•
Long-Term Performance Incentive Plan. To further align certain of our executives' long-term interests with those of stockholders, our CEO and CFO participated in our senior executive long-term incentive plan (the “LTIP”) which offers a long-term, performance-based incentive (which is contingent on the achievement of pre-established “Trading Price” and “Operating Profit” goals over a three year performance period plus additional time vesting).

•	Executive Benefits. We do not maintain “top hat” or supplemental executive retirement plans, or offer our NEOs material “executive” perquisites or excessive change in control arrangements.

2012 Compensation Summary. The following chart is an overview of the actions taken in 2012 by the Committee (in thousands):

2012 COMPENSATION SUMMARY (1)

Title	Name	Base Salary		Annual Cash Bonus Paid		Long Term Equity Grant Date Value	LTIP Target Value		Total Compensation
CEO	Balthrop	$700		$446		$1,200	$800	(3)	$3,146
CFO	Currie	$350		$122		$350	$200	(3)	$1,022
SVP	Bradley	$304		$119		$375	—		$798
SVP	Bridge-Cook	$362	(2)	$137	(2)	$350	—		$849
SVP	Pintek	$335		$120		$350	—		$805

(1)
Amounts reported in this chart may differ from the amounts determined under SEC rules in the Summary Compensation Table and describes compensation approved and granted in 2012 only. This is provided as an overview summary for utilization by the reader and not as a substitute for the SEC presentation. See the narrative and tables herein accompanying the 2012 Summary Compensation Table on page 38 hereof.

(2)	Paid in Canadian dollars.

(3)	Target grant date value. Scale based on actual performance against metrics is 0% to 275%.

Pay for Performance Alignment. We strive to achieve a mix of compensation that reflects our desire to focus executives on long-term performance and value creation while rewarding and encouraging achievement of short-term business objectives and performance which also benefits our stockholders. This is noted by over half of our CEO's total target compensation for 2012 being performance based or “at-risk” (i.e., approximately 67%), and of such components the Management Incentive Plan (annual cash incentive target amount), stock option grant value and LTIP target amount constituted 67% of total target compensation.

Note: Fixed pay is equal to base salary plus time-based equity awards. Performance-based pay represents target annual incentive opportunities, targeted option award level, and targeted LTIP value.

Performance-contingent compensation continues to be critical to the Company's compensation program. In 2011, the Company experienced a strong year and all three financial goals pursuant to the Management Incentive Plan were exceeded. However, the Company's results in 2012 were not as strong and the Company failed to meet the minimum threshold for two of the three financial metrics. As a result, Mr. Balthrop in 2011 received incentive cash compensation equal to 139% of target, while in 2012 he achieved goals equal to 83% of target. Based upon the overall performance for 2012 and recognition of the mid-year stock price correction, Mr. Balthrop requested a reduction of his incentive award by 15% of target, which the Committee affirmed. The net effect resulted in an actual payout of 68% of Mr. Balthrop's 2012 target. This reflects a meaningful, negative payout adjustment year over year from 139% of target in 2011 to 68% of target in 2012.

Furthermore, the Company's historical belief in performance-contingent compensation is reflected in payouts under the annual cash incentive and the LTIP. The following reflects the broad range of results (as a percentage of salary paid) of the LTIP and Management Incentive Plan based upon the various metrics:

Annual Cash Incentive:
	Year	Target % of Salary	Maximum % of Salary	Actual % of Salary Paid
CEO:	2009	100%	132.5%	65%
	2010	100%	137.5%	87%
	2011	100%	150%	139%
	2012	100%	165%	68%
Other Named Executive Officers:	2009	50%	75%	31-34%
	2010	50%	75%	43-44%
	2011	50%	75%	72-75%
	2012	50%	75%	35-40%

LTIP (1):
Year	Shares Issued As % of Maximum
2008	41%
2009	50%
2010	14%

(1)	No subsequent years have completed their respective performance period. The average of the three cycles reported is 35% of maximums.

Overall, the Committee believes the Company's compensation for its CEO and other executives reflects the balance of (a) necessary base salaries to attract and retain executives; (b) multi-faceted, variable one to five year components of compensation awards; and (c) relevant performance-based opportunities of cash and equity awards that truly reflect growth and achievement of the Company. The Company's stock price incurred a significant correction in July 2012 and the market price per share has not recovered to its prior levels since that time. Notwithstanding the 2012 correction, the Company continues (over a multiyear period) to significantly grow its revenue base, expand its instrument and product offerings, further market expansion, and improve operating earnings and infrastructure. The decisions made by the Committee in February 2012 were designed to secure the leadership of Mr. Balthrop, as CEO, by acknowledging his many contributions to the Company and bringing his base salary in line with the peer group and incenting him to continue with the Company for future years with equity awards of options and RSAs that had three and five year components, respectively, and the LTIP with a three year performance period followed by a two year vesting period for 50% of the finally determined performance shares.

Summary of Key Governance Practices

The Company strives to maintain good governance standards in our compensation practices. They include:

•	No significant perquisites offered. Our executives receive limited perquisite benefits.

•
Double trigger change in control protection in employment agreements. All employment agreements and incentive award agreements for named executive officers and other senior executives require a termination of employment in addition to a change in control of the Company before change in control benefits are triggered.

•	No Supplemental Executive Retirement Programs (SERPs) offered. We do not offer SERPs to our current executives.

•	Independence of Committee Members. All Committee members are independent pursuant to the Nasdaq Stock Exchange, SEC, and Section 162m “independence” definitions.

•
Independence of executive compensation consultant. The executive compensation advisor to the Committee met the SEC's requirements for independence. AON/Hewitt does not provide compensation-related services to management and had no prior relationship with our CEO or other named executive officers.

•	Ongoing succession planning. The Committee, in conjunction with the full Board, engages in in-depth discussions regarding succession planning and talent development of our executives.

•
Stock Ownership Guidelines. Directors and officers have stock ownership guidelines. Each director and officer who has not achieved the targeted ownership levels is expected to retain certain shares of common stock acquired upon exercise of stock options or from restricted share grants pursuant to the Company's equity plans as described on page 35 below.

•	Anti-Hedging/Anti-Pledging. We have adopted an anti-hedging policy and an anti-pledging policy as described on page 35 below.

Overview of Compensation Process

The Committee is primarily responsible for establishing the compensation programs for the CEO and all other executive officers. In addition, the Committee reviews and makes recommendations to the full board regarding non-employee director compensation. The Committee also administers the Company's Second Amended and Restated 2006 Equity Incentive Plan (the “Equity Plan”) under which equity-based and other incentive awards may be made to employees, directors and consultants.

The Committee reviews executive compensation and the Company's compensation policies and costs in an attempt to ensure that our compensation programs are consistent with our compensation philosophy and promote the objectives of our organization and stockholder interests. The Committee also periodically reviews “tally” sheets quantifying the aggregate compensation, current or contingent, of our executives, together with additional compensation analyses prepared by management and the Committee's compensation consultants. These materials assist the Committee in confirming that executives are compensated, as a whole, in a manner consistent with the design and objectives of our compensation programs. The Committee also utilizes this information to understand internal pay equity and external market positioning among the Company's executives. Finally, the Committee considers total stock utilization, equity expense and equity run rate in its annual decision making. The consideration of this information, however, is only one of numerous factors considered by the Committee consistent with our flexible compensation philosophy described below.

The Committee seeks the advice and analyses of compensation consultants as and when it deems appropriate. The Committee engaged AON/Hewitt as its compensation consultant for 2012. The Committee annually examines the appropriateness of our “peer group” and collects peer group net total compensation data, based to the extent possible upon positions of comparable scope and complexity, in order to assess our executive compensation in relation to our general compensation benchmarks. In 2012, AON/Hewitt independently prepared peer compensation studies to assist the Committee in this analysis, which focused on the core direct elements of our executive compensation program. AON/Hewitt also assisted the Committee in the design of our executive equity grant programs, as well as the LTIP.

Finally, given the CEO's insight into internal pay equity issues as well as executive performance versus expectations, skill sets, potential and past and projected responsibilities, the views and recommendations of the CEO are solicited by the Committee with respect to executive compensation. The CEO's recommendations are given significant weight. The Committee also solicits the views of other board members with particular insight into relevant matters, who may, upon request, attend Committee meetings in an observer capacity. The Committee makes all final decisions regarding executive compensation. The CEO is excused from meetings prior to the Committee's approval of his compensation and discussion of his performance in relation to his compensation decisions. The Committee does not delegate the authority to make equity or other compensatory awards to our executive officers.

Compensation Philosophy

Our compensation programs and objectives are designed around five core philosophies:

1.Each element of compensation should support our compensation objectives and should, when viewed collectively, work together to appropriately support all of these objectives. The Committee believes that each element of our compensation program should be designed to simultaneously fulfill one or more of our “compensation objectives” described above, and that each element should work together as a whole to appropriately support all of these objectives.

2.Our compensation programs should create a management culture that is performance-driven and has a vested interest in increasing stockholder value and the successful execution of our corporate goals and strategies. Accordingly, our philosophy emphasizes performance-based incentives for our executive officers, in part by having a substantial portion of each officer's cash compensation contingent upon the successful financial, operating and strategic performance of the Company, as well as upon successful execution of an executive's individual goals or directives. Equity incentives that vest over several years and/or upon the achievement of performance targets also play a prominent role in our program.

3.Our compensation decisions should support the Company's anticipated growth and executive development. Our compensation policies must primarily be designed to attract and retain the required talent to support our anticipated growth and increasing operational complexity. Simultaneously, our policies should foster and reward the growth and development, in terms of competency, responsibilities and leadership, of our executive team.

4.Our compensation decisions should be flexible to reflect the unique attributes of the Company and the contributions of each executive. The Committee's compensation philosophy for an executive officer allows for flexibility in assessing an overall analysis of the executive's performance for the prior year, projected role and responsibilities, required impact on execution of Company strategy, external pay practices and competitive market conditions, total cash compensation and relative equity positioning internally, recommendations from our CEO and compensation consultants it may engage, and other factors the Committee deems appropriate. Our philosophy also considers an officer's prior experience and professional status, employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. The weighting of these and other relevant factors is determined on a case by case basis for each executive in the context of the relevant facts and circumstances.

5.Our compensation programs and policies should consider external perceptions and “good governance” and should not provide incentives for excessive risk taking for short-term gains. The Committee believes that it is important to undertake a specific review of our compensation programs and policies each year to be sure that they follow “good governance practices” in the Committee's view and that they do not incentivize excessive or inappropriate risk taking in the Committee's view.

Program Design

What are the primary compensation elements? The Committee has designed our executives' compensation packages around three primary elements:

•	base salary;

•	annual variable performance awards payable in cash; and

•
long-term stock-based incentive awards, including annual time-vesting equity awards and RSUs under our LTIP for our most senior executive officers that are subject to both performance and time-based vesting.

How do we use “benchmarks?” While we do not support rigid adherence to compensatory formulas, there are general pay positioning policies, or benchmarks, we refer to which have been derived, in part, based on the market-based recommendations from AON/Hewitt. Our benchmark for base salary is to be generally competitive with market pay levels, usually defined as the median (50th percentile) of our peer group. The Committee's desire is to provide total short-term cash opportunities near the peer group median (50th percentile) for meeting targeted annual goals, but allow for upside for meeting or exceeding performance goals approved by the Committee. The Committee also targets total potential compensation opportunities (including equity and long-term incentive awards for the CEO and COO) with a potential “upside” that generally falls between the 50th and the 75th percentiles of our peer group, provided the Company and the executive deliver superior performance.

We chose the base salary benchmark primarily to target a market competitive base salary as the norm. Our benchmarks for short-term cash bonus and total compensation opportunities reflect our desire that “target” performance results in median, market competitive incentives similar to our base salary objective, but, consistent with our goal of driving the achievement of business and financial objectives that help create stockholder value and share price appreciation, rewards above-average performance with above-average cash and total compensation. These benchmarks also reflect that we compete with larger companies for executive talent that may offer base and total target compensation opportunities above the market median.

To help assess how our executives are compensated in relation to our benchmarks, the Committee collects compensation data from a peer group. However, these survey results will be used by the Committee solely as a baseline reference, in part due to the fact that the survey data does not provide full insight as to actual performance, responsibilities, tenure, prior experience and other relevant information needed to accurately assess position comparability and the competitiveness of our compensation packages. Accordingly, certain executives may be compensated below or above the Committee's benchmarks based on various factors consistent with our flexible compensation philosophy. Our process and rationale for determining our peer group for 2012 are described below under “2012 Executive Compensation Review.”

Do we have a target compensation “mix?” We have also derived, with the assistance of AON/Hewitt, general guidelines with respect to compensation allocation or “mix.” We generally believe more than 40% of an executive's total compensation opportunity, typically increasing with level of responsibility, should be performance and equity based, with the equity component approximating at least 50-60% of total compensation opportunities at the CEO level (split between traditional time-based equity grants and LTIP grants), and ranging from approximately 40% to 60% for the other named executive officers. We believe our strong emphasis on equity appropriately focuses our executives on long-term performance and value creation. Additionally, we generally believe 15% to 20% of an executive's total compensation opportunities should be allocated to short-term performance bonus opportunities. This reflects our desire to reward and encourage the achievement of short-term business objectives and performance which should also benefit our stockholders. However, as with our use of benchmarks (and for similar reasons), our targeted compensation “mix” thresholds are only intended to be reference points.

How does our compensation design support our compensation objectives and philosophies?

Base Salary. The primary goal for base salary is to be market competitive and to compensate an executive's short-term contributions, as well as to provide current financial stability. The initial base compensation for our executive officers has been established by the terms of employment agreements between the Company and the executives negotiated at the time of hire. The Committee's goal when annually reviewing salaries is to initially target base salaries at or near our benchmarks and then adjust based on other relevant considerations, including the recommendation of our CEO, internal pay equity and the impact of base salary on short-term performance bonus opportunities.

Short-Term Performance Incentive Opportunity. The Committee believes that a significant portion of an executive's total cash compensation should be linked to Company operating performance and individual contributions to our strategic and growth objectives. Accordingly, our cash-based incentive opportunities will generally be targeted as a percentage of base salary based on specific financial and individual accountability performance goals. Though our benchmark is market median, the minimum target incentive opportunities are generally as set forth in the executive's employment agreement. In recent years, including 2012, 50% of the target bonus has been tied to Company-wide specific performance metrics (with an opportunity to over achieve), 40% tied to business unit or specific key objectives relating to the executive and their area of expertise and 10% to personal leadership and contribution objectives. While certain individual goals can be measured objectively, others, such as leadership and teamwork, involve qualitative, subjective assessment that will ultimately be left to the Committee, based primarily on recommendations of our CEO. Additionally, where an executive's primary responsibility may be in a particular business unit or function (for example, marketing, R&D, or a particular segment), the performance goals may be more heavily weighted towards specific financial or other critical business outcomes and achievements in that unit or function. In the case of strategic and other tangible non-financial goals, such as product milestones or FDA clearances for new products, we attempt to target individual goals with respect to which the executive can directly influence the successful execution.

Accordingly, our annual incentive programs are designed to focus our executives on organizational priorities and performance, including accomplishing organizational strategies and financial goals. The potential payouts under the incentive plans are currently based on a sliding scale designed to relate the annual incentive payout to a range. For superior performance, there is a maximum range of payout, with a reduced payout for below “target” performance and no payout for performance below a minimum level. Accordingly, significant underachievement is not rewarded in the design of our plan, which promotes our goal of executive accountability with respect to their role in the collective success of our organization. In addition, for clarity, there are no multiyear bonus programs for named executive officers and no guaranteed bonus payments.

The performance goals are determined near the beginning of each fiscal year. Our CEO typically recommends performance goals to the Committee, which are then reviewed and approved or modified in the Committee's sole discretion. Pursuant to our incentive plans, these goals may be adjusted during the year for litigation or claim judgments or settlements and certain other extraordinary non-recurring items (such as a material acquisition). Bonuses earned and paid for 2012 were 35.4% to 39.8% of base salary for executive officers and 68.2% for the CEO.

Long-Term Stock-Based Incentive Compensation. We believe that stock-based compensation helps to create a culture that encourages our executives to think and act as stockholders. We believe long-term equity incentives also hold executives accountable for decisions that may have a long-term impact and thus focus executives on the implications of their decisions over an extended time frame. At the same time, these awards allow our executives to share in the Company's long-term success when their efforts were a substantial factor in that value creation. Finally, we believe equity incentives are necessary to be competitive in our recruitment and retention efforts.

Time-based Equity Awards. In conjunction with the 2012 equity awards the Committee determined the desired value to be delivered to an executive pursuant to the time-based equity component of his or her total compensation opportunity, and allocated 65% of that value to restricted shares and 35% to stock options. This represented a small change in the allocation of restricted shares and stock options granted in 2011, when 70% of the value of the awards was allocated to restricted shares and 30% to stock options. The change in the allocation was intended to bring the Company's allocation of grants closer in line with peer group practices more heavily weighted to stock options. Each such restricted share grant has equal annual five year vesting and the option awards vest annually in equal increments over a three year period.

We believe our predominant use of restricted shares, in addition to limiting dilution, serves our compensation objectives of retention and alignment interests with our stockholders given the five year vesting. Additionally, providing a substantial portion of the equity award as “full value” restricted shares will add to the perceived value, as a whole, of the annual time-based equity award, given the volatility of our stock and our stage of development can create uncertainty of value with respect to stock options. We believe a significant long-term stake in our equity will also help reduce excessive or inappropriate risk-taking principally motivated by short-term share price appreciation. At the same time, having 35% of the annual time-based equity award in the form of options makes a material portion of the value of each annual award linked solely to long-term share price appreciation to help ensure our executives are appropriately motivated and focused on delivering long-term stockholder value. The use of stock options also contributes to the competitiveness of our compensation packages and promotes entrepreneurial decision making. The Committee believes its policy to utilize a “portfolio approach,” or a combination of restricted shares and options, provides it the flexibility to set what it believes to be optimal combinations of retention- and performance-focused equity incentives based on, among other factors, the dilutive effect of our equity program, the Company's stage of development and size and the competitive practices of our peers.

The Committee makes annual equity awards based on a target dollar amount. While this results in an uncertain share usage, it results in a predictable expense for the Company and allows the Committee to tailor the value of the awards more precisely to reflect its compensation philosophies, objectives and design. The Committee determines the target dollar amount for stock-based awards to the executive officers on a discretionary basis and takes into account, among other factors, the recommendations of the CEO and any compensation consultants the Committee may engage, together with our compensation benchmarks, prior equity grants and current equity holdings, and seniority and internal pay equity considerations. In 2011, with one exception, the value of time-based equity grants was reduced by 50% over the value granted in 2010, or that would otherwise have been recommended in 2011. This significant reduction was part of the Company's focused effort to reduce general and administrative expenses in 2011. It was not anticipated that such equity award reductions would be repeated in subsequent years but was to focus management on a significant Company objective. As such, in 2012, the value of the time-based equity award grants was increased over the value granted in 2011 to a more normalized level, consistent with our target benchmarks. The value of the time-based equity award granted to Mr. Bradley in 2012 was reduced by 6.3% over the value granted in 2011 in light of the fact that Mr. Bradley's time-based equity award increased in 2011 over 2010 based upon his excellent service to the Company in 2010 and internal pay equity considerations.

The actual number of restricted shares granted is generally determined by dividing the dollar amount allocated to the restricted share component by the fair market value of the shares on the date of grant. For 2012, the Committee did not apply a discount to the value of these shares to reflect the forfeiture restrictions associated with service-based vesting. The number of shares subject to options granted is generally determined by dividing the dollar amount allocated to the option component by the value of an option share with reference to the fair market value of the shares on the date of grant calculated pursuant to a modified Black-Scholes model specific to the Company. For 2012, this calculation resulted in an option share value of approximately 52% of the fair market value of our common stock on the grant date.

The restricted shares currently are generally subject to time vesting over five years in equal annual increments on the anniversary date of such grants, while 2012 stock option grants vest over three years in equal annual increments and have a total life of up to ten years provided continued employment. We believe that time-based equity awards appropriately align the interests of our executives with those of our stockholders. Time-based vesting of restricted shares and stock options provide economic benefit only to the extent the employee maintains a long-term business relationship with and commitment to the Company. Additionally, stock price appreciation is required in order to realize value from stock options, and is required to create significant additional value with respect to restricted shares.

Long-Term Incentive Plan. The primary goals of the design of the LTIP are to offer an additional long-term performance driven incentive to certain of our most senior executives, as well as serving as a retention vehicle for these key officers. The LTIP award, taken together with all compensation opportunities, is intended to offer participating executives total compensation opportunities at or exceeding the 75th percentile of our peer group as a reward for maximum performance under the LTIP (which performance would reflect, in our view, exceptional performance and value creation). For 2012, as with 2011, the participants in the LTIP were Mr. Balthrop and Mr. Currie. Each year the Committee, with the input of the CEO, addresses the scope of participation in the LTIP.

Awards under the LTIP are granted by the Committee in the form of Restricted Stock Units (“RSUs”) and are treated as “performance awards” under the Equity Plan. Grants of RSUs under the LTIP shall initially be unvested and represent the maximum amount of shares that participants may receive under the LTIP, assuming achievement of the maximum level of performance goals established for the grant. The vesting and value of the LTIP awards are dependent on continued service, but also on company performance over a three-year period measured by, for 2012, (i) appreciation in our share price and (ii) operating profit. The Committee believes that by making an LTIP grant every year, with vesting tied to financial and share price performance over a three-year period and continued service over a five-year period (as a result of 50% of the value of the award earned vesting at the end of the three-year performance period and the remaining 50% vesting on the two-year anniversary of the initial vesting date), our participating executives are given a powerful incentive to focus on long-term, sustained improvement in Company performance and stockholder value.

Each year, the Committee determines the levels of performance that will represent target, threshold and maximum performance levels for each goal. The metrics for determining performance against operating profit goals follow generally accepted accounting principles; however, the Committee may consider certain items or events as extraordinary when determining the Company's performance against profit goals (and share price goals) and make what it deems to be appropriate adjustments, in each case subject to certain limitations.

The specific design of the 2012 LTIP is more fully described on pages 31 and 32 below. Additionally, in the event that any settlement of RSUs causes the aggregate payments or benefits to be made or afforded to an LTIP participant under the RSU agreement, together with any other payments or benefits received or to be received by such participant, in connection with a change in control to exceed 110% of the maximum amount permitted under the Code to be received without incurring an excise tax, then we shall pay to such participant an additional amount, in cash, necessary to reimburse such participant on an after-tax basis for any excise tax payable by such participant, as further described in the form of RSU agreement previously filed with the SEC. The Company is not party to any other 280G “gross-up” arrangements with its named executive officers, but believed it was appropriate in the case of the LTIP to ensure the award maintained its full motivational value by preserving to the maximum extent deemed reasonable the intended value of the award to each participant, resulting in the “modified” gross-up structure described above and recommended by AON/Hewitt.

The performance periods for three LTIP grants have now matured. For 2008, 2009 and 2010 the Company did not achieve the trading price per share metric but did exceed the minimum threshold with respect to the adjusted operating cash flow metric. As a result, the LTIP payout (measured by number of shares issued from zero to maximum) over the three year period which have matured range from 50% down to 14%. The Committee continues to evaluate the LTIP and its performance metrics and pays particular attention to the realized equity awards in comparison to the potential maximum award which is the dollar value set forth each year in the Summary Compensation Table. The following reflects realized share awards relative to the minimum, target and maximum under the LTIP for the award periods now complete (2008, 2009 and 2010). The Committee believes it is important for investors to appreciate and understand the difference between realized awards and potential awards under the LTIP. The goal is to provide meaningful rewards for truly superior performance. As a result, the program does not necessarily anticipate the target or maximum metrics to be achieved; however, if they are, it should reflect significant alignment between stockholder and participant interests. See results to date below.

Participant	Grant Year	Share Minimum(1)	Share Target	Share Maximum	Actual Shares Issued(2)	Issued as a Percentage of Maximum
Balthrop	2008	11,188	37,296	102,564	42,059	41%
Balthrop	2009	15,316	51,052	140,396	70,198	50%
Balthrop	2010	14,501	48,338	132,930	18,835	14%
Currie	2009	5,743	19,144	52,648	26,324	50%
Currie	2010	5,438	18,126	49,848	7,063	14%

(1)	If no metric achieved upon completion of the three year period then zero shares would be awarded. The share number reflected is the minimum award if one of the two minimum threshold metrics is met.

(2)	Subject to one half released to participant upon certification and one half on the December 31 two years following completion of the performance period.

Accelerated Vesting upon Change in Control. Our employment agreements with our named executive officers provide for acceleration of vesting, or lapse of restrictions, in connection with a change in control. We believe this is appropriate in order to avoid being at a competitive disadvantage in our recruiting and retention efforts, as employees often consider equity upside opportunities in a change in control transaction a critical element of compensation. Additionally, accelerated vesting provisions provide security that equity-related consideration will be earned in the event the Company is sold or the subject of a “hostile” takeover. The absence of such an agreement could impact an employee's willingness to work through a merger transaction which could be beneficial to our stockholders. The outstanding restricted shares of our named executive officers also vest in full upon their death or disability. We have been advised by AON/Hewitt that this is not an uncommon practice among our peer group.

With respect to LTIP awards, if a change in control occurs prior to the end of the performance period, the Committee shall determine the vested units by (i) applying the performance criteria set forth in the LTIP using the effective date of the change in control as the end of the performance period, and by appropriately and proportionately adjusting the performance criteria for such shortened performance period, and (ii) multiplying the number of units so determined by .3333 if the change in control occurs in the first year of the performance period, .6667 if the change in control occurs in the second year of the performance period, and 1 if the change in control occurs in the third year of the performance period. Additionally, upon a change in control, the restricted period for any units awarded following the end of the applicable performance periods shall automatically terminate.

Timing of Equity Grants. Except with respect to new hires or promotions, we generally determine annual executive equity compensation awards each year in the first quarter and no earlier than the meeting in which we approve the prior year's annual performance bonuses. This allows us to assess the prior year's total compensation and performance when considering current year grants. It is the Company's current policy that annual grants to existing employees (excluding LTIP grants) shall be effective on the tenth trading day following the filing of the Company's Annual Report on Form 10-K. In the event of a “new hire,” “promotional” or other ad hoc equity award, that equity award shall not be approved except at a meeting of the Committee and it shall be effective on the first trading day of the month that immediately follows the month in which the start date, promotion or other event triggering an ad hoc award occurs. The per share exercise price of an option award shall be the closing price of the Company's common stock on the NASDAQ Global Select Market on the applicable effective date as specified above. This policy applies to awards to all eligible employees, not just our executive officers. The Committee may make an exception to the general policies above when it determines an exception is in the best interest of the Company based on the recommendation of our CEO.

2012 Executive Compensation Review

Our “named executive officers” for 2012 consisted of Patrick J. Balthrop, President and Chief Executive Officer; Harriss T. Currie, Chief Financial Officer, Vice President, Finance and Treasurer; Jeremy Bridge-Cook, Senior Vice President, Assay Group; Michael F. Pintek, Senior Vice President, Operations; and Russell Bradley, Vice President, Business Development and Strategic Planning.

For 2012, AON/Hewitt prepared for the Committee a peer group compensation survey of peer companies selected, with the concurrence of the Committee, from within the relevant biotechnology and medical technology industries (including research, medical device and diagnostic) and a group of larger companies targeted by the Committee and our CEO that were believed to be relevant peers. The 2012 peer group was the same as the 2011 peer group. The Company peers were selected primarily based on market capitalization and/or revenue (generally within a range of approximately one fourth to four times the Company's market capitalization and/or revenue), as well as similar organizational and operational complexity and stage of development where practicable. We believe the size of the peer group (22 entities) is appropriate in light of the diverse nature of our industries, and industry and sector volatility as a result of mergers and acquisitions. The following are the companies included in the peer group analysis:

Affymetrix, Inc.	Gen-Probe Incorporated	Myriad Genetics, Inc.
Alere Inc.	Hologic, Inc.	Nanosphere, Inc.
Array BioPharma Inc.	Idenix Pharmaceuticals, Inc.	Nektar Therapeutics
Cepheid	Illumina, Inc.	PAREXEL International Corporation
Charles River Laboratories International Inc.	Kendle International Inc.	QIAGEN N.V.
Enzo Biochem, Inc.	Lexicon Pharmaceuticals, Inc.	Quidel Corporation
Exelexis, Inc	Meridian Bioscience, Inc.	Regeneron Pharmaceuticals, Inc.

The analysis reviewed the most recent publicly available proxy statement data of the peer companies. A proprietary AON/Hewitt executive compensation database was also utilized to “validate” and supplement peer group data, though significantly more weight was given to the peer group compensation survey. Specific executive position matches within the peer group were based, to the extent practicable, on the degree of compatibility of the position's roles and responsibilities. The survey results were presented on a comparative basis to our then current compensation, on both an actual basis from proxy statement data from the peer companies (i.e., actual “tabular” medians and percentiles) and based on a regression analysis (i.e., using Luminex's average 2011 market capitalization to reflect company size) that attempted to normalize the results by adjusting for significant differences in the size of our peers and/or the scope of the position comparables.

The Committee considered the information from AON/Hewitt's peer group compensation survey, together with tally sheets and summary compensation tables prepared by management. The Committee assessed this information relative to the policies and objectives described above and the recommendations of our CEO and made the following determinations regarding 2012 named executive officer compensation, as further detailed under the “Summary Compensation Table” below.

Base Salary. The results of the market analysis performed by AON/Hewitt revealed that base salaries of our named executive officers were generally below our benchmark for our peer group. It was determined that our executives' base salaries should be increased to align more closely with our peer group and reflect merit-based adjustments at 35.9% for our CEO and 2.5% to 7.6% for our other named executive officers. The CEO recommended these increases based generally on performance assessments for 2011. Our CEO's significant base salary adjustment was based upon review of the relevant peer pay levels, his long-term superior performance for the Company, increased complexity and scope of the business and his importance to management and the board of directors as the strategic leader and builder of the executive team. The base salaries for our named executive officers for 2012 were as follows: Mr. Balthrop - $700,000; Mr. Currie - $350,000; Dr. Bridge-Cook - $360,679 (Cdn.) ($361,800 (USD)); Mr. Bradley - $304,350; and Mr. Pintek - $335,007.

Performance-based Cash Awards. The Committee determined it was reasonable and consistent with our compensation philosophies to maintain the target performance bonus opportunities (expressed as a percentage of base salary earned in the prior year) the same for 2012. Accordingly, the bonus programs were substantially the same in 2012, as compared with 2011, for our named executive officers (including for our CEO), subject to modifications to applicable performance objectives and corresponding weighting under our cash-based bonus plans to reflect updates to responsibilities and our business plan and strategic and other initiatives for 2012. The increased base salaries, however, provide an opportunity for officers to modestly increase such component of compensation if performance metrics are attained or exceeded. Accordingly, as in 2011, target bonus amounts, expressed as a percentage of base salary earned in 2012, were 50% for each named executive officer, except for our CEO whose target bonus percentage remained at 100% of base salary earned in 2012, consistent with 2011 and as required by his employment agreement. The Company's named executive officers were only eligible for a performance bonus payout (separate and apart from achievement of established financial, operating and individual performance metrics) if the Company's total consolidated revenue exceeded a threshold approved by the Committee, which was determined by the Committee to be $184.3 million for 2012.

2012 Performance-based Cash Awards for Named Executive Officers Other than CEO

The Committee approved 2012 performance award opportunities based upon achievement of Company performance objectives (“Company Objectives”), one metric of which was subsequently adjusted (downwards) by the Committee to account for the costs associated with one-time expenses incurred in the Company's acquisition of GenturaDx, Inc., as well as personal business objectives (“Individual Objectives”). For named executive officers (other than the CEO), the total target awards under the performance-based cash bonus plan were weighted 50% for the achievement of Company Objectives and 50% for the achievement of Individual Objectives. The weighting of specific components of the Individual Objectives varied for each executive taking into account, among other factors, responsibilities, seniority and other strategic initiatives in which an executive may be involved. The Company Objectives were subject to an over/underachievement scale with possible payouts of 0% to 200% of the potential bonus for Company Objectives based on financial results in relation to the applicable performance targets, with minimum payouts starting at 50% of the target value for each goal for minimum threshold performance. Individual Objectives for these executive officers were not subject to an overachievement scale. Accordingly, total annual cash performance awards could range from 0% to a maximum of 150% of the target bonus (which was 50% of the named executive officer's base salary).

The Company Objectives and weight afforded to each goal in 2012 were as set forth in the table below:

Goal	Percentage Weight*
Achieve Total Consolidated Revenue of $217.4 million ($202.6 million actual)	15
Achieve High Margin Item Revenue of $163.1 million ($154.2 million actual)	20
Achieve Adjusted Consolidated Operating Profit of $18.9 million ($22.7 million actual)	15
Total	50
*Expressed as a percentage of total target bonus amount.

The Individual Objectives varied by executive (and according to areas of responsibility) and were based on specified management initiatives and projects for 2012 (including business and product development milestones, partnership and strategic goals and leadership objectives), with each objective given a specified weight (out of the total target award opportunity), typically 40% (of the total bonus opportunity) for projects and 10% for leadership and team contributions. The project goals were graded 100% for on time completion, 75% for completed late, 50% for partially complete and 0% for failure to produce even partial completion, in each case in the subjective judgment of the Committee based, in part, upon the recommendation of the CEO. The maximum number of points a named executive officer was eligible to receive for completion of his Individual Objectives was 50.

At a Committee meeting in February 2013, our CEO reviewed in detail both the Company's financial and operating performance relative to the Company Objectives for 2012, as well as the performance of the individual named executive officers relative to the applicable Individual Objectives. Achievement of actual, individual performance goals under the bonus plan for named executive officers was determined and certified by management to be as follows:

Name	Company Objectives	Individual Objectives	Total
Harriss T. Currie	30/50	40.875/50	70.875/100
Jeremy Bridge-Cook	30/50	46.25/50	76.25/100
Russell Bradley	30/50	49.69/50	79.69/100
Michael F. Pintek	30/50	42/50	72/100

Based on these results, and consistent with the terms of the bonus plan, the Committee approved a 2012 cash bonus amount for each named executive officer (other than our CEO, who is discussed below) below target, ranging from approximately 35.4% to 39.8% of their base salary actually paid in 2012.

2012 Performance-based Cash Award for CEO

For 2012, the CEO incentive plan was based upon achievement of certain financial and project targets. The target Company performance goals were the same as the corresponding objectives for our other named executive officers. The project objectives were based on specified management initiatives as recommended by Mr. Balthrop and approved by the Committee with input from our Executive Committee, with each objective given a specific weight. The total target awards under the CEO incentive plan were weighted 50% for the achievement of the Company performance goals and 50% for the achievement of Mr. Balthrop's project objectives.

Mr. Balthrop's 2012 incentive plan included an over/underachievement feature with possible payouts between 0% and 200% with respect to Company financial objectives based on financial results between specified threshold minimum and maximum performance levels of the applicable performance targets, calculated on a linear basis. The project goals that are not financial were graded 100% for on time completion, 75% for completed late, 50% for partially completed and 0% for failure to produce partial completion, with potential overachievement payouts for certain of these objectives. For 2012, Mr. Balthrop's total award opportunity under the CEO incentive plan ranged from zero to a maximum of 165% of his target bonus amount. The target bonus established by the Committee was 100% of Mr. Balthrop's base salary as described above.

At the Committee meeting approving incentive payouts for 2012 for our other executive officers, the Committee also reviewed our CEO's performance generally and relative to his plan for 2012. The following table breaks down Mr. Balthrop's incentive plan goals per goal, which were partially achieved on the Company performance objectives (30 points out of a targeted 50 points), and over achieved on the project goals (53.2 points out of a targeted 50 points).

Goal	Percentage Weight*
Achieve Total Consolidated Revenue of $217.4 million ($202.6 million actual)*	0/15
Achieve High Margin Item Revenue of $163.1 million ($154.2 million actual)*	0/20
Achieve Adjusted Consolidated Operating Profit of $18.9 million ($22.7 million actual)*	30/15
Individual Objectives, including revenue targets, product placements and project milestones**	53.2/50
Total	83.2/100

*	Subject to overachievement. If actual results exceed the maximum performance level then the bonus earned is 200% of the targeted amount and calculated on a linear basis between target and maximum.

**	Committee had discretion to award up to 150% of target for certain objectives.

Based on these results, the terms of the bonus plan suggest an award of 83.2% of our CEO's target bonus for 2012. Mr. Balthrop requested the Committee consider a 15% reduction from 83.2% to 68.2% for his 2012 cash incentive payout. After consideration of this, without the CEO present, and in light of the Company's overall performance in 2012, the Committee determined to exercise its negative discretion and awarded Mr. Balthrop an incentive award of $445,849 or 68.2% of his target bonus opportunity for 2012.

Long-Term Stock-Based Incentive Compensation. The market peer group data provided by AON/Hewitt generally indicated that our CEO and CFO were historically compensated near to or slightly above the market medians in terms of long-term compensation, as a result of their “target” LTIP grants. Our other named executive officers have been historically below the market median values for long-term/equity compensation and were again below median in 2012. The 2012 decisions returned to the Company's historically targeted value level for equity awards for our named executive officers after the Company reduced the value of time-based equity grants in an effort to reduce general and administrative expenses in 2011. In particular, the CEO's recommendations were the most significant factor and were based on his assessment of performance, internal pay positioning and market competitiveness based on our compensation survey. The Committee also considered the desire for an appropriately significant long-term incentive aligned with our stockholders' interests, consistent with our performance-based compensation philosophy.

As more fully described below, the target amount for total equity compensation for our executives was granted in time-vested awards for 2012, with our CEO and CFO having an additional equity grant under our LTIP.

Time-based Equity Awards. Based upon the considerations described above, for 2012 the Committee determined to make time-based equity grants, split 65/35 between RSAs (or RSUs) and options. This represented a small change in the allocation of restricted shares and options granted in 2011 when 70% of the value of the awards was allocated to restricted shares and 30% to stock options. The change in the allocation was intended to bring the Company's allocation of grants closer in line with peer group practices more heavily weighted to stock options. In 2012, the Committee made time-based equity grants in the following dollar amounts: Mr. Balthrop - $1,200,000; Mr. Currie - $350,000; Dr. Bridge-Cook - $350,000; Mr. Bradley - $375,000; and Mr. Pintek - $350,000. As stated above, in 2011, with the exception of Mr. Bradley, the value of time-based equity grants was reduced by 50% over the value granted in 2010, or that would otherwise have been recommended in 2011. The significant reduction was part of the Company's focused effort to reduce general and administrative expenses in 2011. It was not anticipated that such equity award reductions would be repeated in subsequent years but meant to focus management on a significant Company objective. As such, in 2012, the value of the time-based equity awards was increased over the value granted in 2011 to a more normalized level, consistent with our target benchmarks, which represented increases of approximately 50% for our CEO over 2010 awards, and 0% to 50% for our remaining named executive officers from their prior levels. The value of the time-based equity award granted to Mr. Bradley in 2012 was reduced by 6.3% over the value granted in 2011 in light of the fact that Mr. Bradley's time-based equity award increased in 2011 over 2010 based upon his excellent service to the Company in 2010 and internal pay considerations. The time-based restricted shares granted in 2012 are generally subject to time vesting over five years, and the options over three years, in equal annual increments on the anniversary date of such grants. See above under “Program Design-Long-Term Stock-Based Incentive Compensation.”

Consistent with the Company's historical practice (excluding 2011 in which reductions of equity awards was mandated to focus attention to overall general and administrative expense reductions) no one time performance grants were made.

Long Term Incentive Plan (LTIP). The Committee determined to include Messrs. Balthrop and Currie in the LTIP program for 2012 (which plan is designed with a similar structure as in 2011). Mr. Currie's target grant value was $200,000 and Mr. Balthrop's target grant value was $800,000. This reflects a $100,000 reduction in the value of Mr. Currie's target grant over the target value granted in 2011, which the Committee deemed to be appropriate based upon a review of the totality of the compensation components available to him. For Mr. Balthrop and Mr. Currie, the Committee determined it was appropriate to have increased levels of equity and total compensation opportunities through participation in the LTIP. As indicated above, a primary goal of implementing the LTIP program was to provide a significantly performance-based incentive structure that allows the participating executive an opportunity for total compensation at or exceeding the 75th percentile as a reward for exceptional long-term performance and value creation, as well as the Committee's view as to the participants' performance and anticipated future contributions, and for its potential retention value. All of the LTIP value opportunities have been based on two measures: (1) share price appreciation and (2) operating profit or income growth. These metrics have either an outcome aligned with stockholder interest or a value driver that would produce long term share price growth.

For 2012, each LTIP participant was assigned a target award amount expressed in dollars (the “Target Amount”). The potential payout amounts are based on “Threshold,” “Target” and “Maximum” levels of payout based on the aggregate weighted achievement of the corresponding performance targets for the LTIP participants and were as follows:

Participant	Target Dollar Amount	Threshold	Target
Patrick J. Balthrop	$800,000	60%	100%
		(21,476 shares)	(35,794 shares)

Harriss T. Currie	$200,000	60%	100%
		(5,369 shares)	(8,948 shares)

The potential payout amounts are expressed above both as a percentage of the applicable Target Amount and the number of shares eligible to be vested (determined by dividing the specified amount of the Threshold, Target or Maximum Amount by the closing price of the Company's common stock as reported by The NASDAQ Global Select Market on the grant date), in each case at the applicable weighted aggregate performance level. Payouts between Threshold and Maximum for Participants shall be calculated by the Committee in its sole discretion using straight-line interpolation.

Accordingly, for 2012, Mr. Balthrop was granted an unvested RSU award under the LTIP for 98,434 shares of our common stock, and Mr. Currie was granted an unvested RSU award under the LTIP for 24,608 shares of our common stock. Partial or complete vesting of the RSUs for Mr. Balthrop and Mr. Currie shall be dependent upon their continued employment and the achievement of the specific performance goals described below, extending from the date of grant through December 31, 2014. The Committee, in its sole discretion, shall determine whether and to what extent performance goals have been achieved under outstanding awards on or before March 15, 2015 (the “Determination Date”). In the event that Mr. Balthrop or Mr. Currie achieves less than the maximum level of the performance goals, the total number of shares represented by his RSU shall be reduced to reflect where actual interpolated performance lies in the range of performance goals and weighted aggregate corresponding payout opportunities established for the grant, including 35,794 and 8,948 shares for Mr. Balthrop and Mr. Currie, respectively, if “Target” performance is achieved, 21,476 and 5,369 shares, respectively, in the event that minimum threshold goals are achieved, and zero shares in the event that minimum threshold goals are not achieved. Calculation of shares between “Threshold” and “Target” (60% to 100%) and from “Target” to “Maximum” performance (100% to 275%) shall each be determined based on straight-line interpolation within the respective ranges. Vesting of the RSU (after giving effect to the adjustment above) shall occur as follows: 50% on the Determination Date and 50% on December 31, 2016. The Committee reserves the right to make certain adjustments to awards under the LTIP from time to time, in its sole discretion, to accommodate for certain unusual or nonrecurring events, or to avoid unwarranted penalties or windfalls for participants.

Performance goals under the grants are based on the following components, with the following weights given to each: 50% on the trading price of our common stock at the end of the performance period (the “Trading Price Goal”) and 50% on our total income from operations for the year ended December 31, 2014 (the “Operating Profit Goal”), each as described more fully below and in the LTIP. In 2012, the Operating Profit Goal continued to be applicable (consistent with the 2011 metric) because it continued to be viewed as being representative of total Company financial performance and its external expectations.

Partial or complete achievement of the Trading Price Goal is dependent upon the average closing price of our common stock for the twenty consecutive trading days ending December 31, 2014, inclusive, subject to certain adjustments as described in the LTIP. Each of Mr. Balthrop and Mr. Currie were assigned a range of trading price targets as follows: a minimum threshold of $29.29 per share, a target of $32.54 per share, and a maximum goal of $39.75 per share.

Partial or complete achievement of the Operating Profit Goal is dependent upon the “total income from operations” (as defined in the LTIP) for the year ended December 31, 2014 (“Operating Profit”), as further described in the LTIP. “Total income from operations” means the Company's total income from operations as reflected on the Company's Consolidated Statement of Operations for the year ended December 31, 2014 included in its Annual Report on Form 10-K for the period ended December 31, 2014, as further described in the LTIP. Each of Mr. Balthrop and Mr. Currie was assigned a range of Operating Profit targets as follows: a minimum threshold of $58,663,000, a target of $67,286,000, and a maximum goal of $85,831,000.

These goals should not be viewed as predictions or estimates of future performance, and the actual achievement of these targets are subject to numerous known and unknown risks and uncertainties including, without limitation, those described under “forward looking statements,” “risk factors” or similar headings in our quarterly and annual reports filed with the SEC.

When considering the design of the LTIP for 2012 grants, the Committee determined that share price appreciation and operating profit were the most appropriate performance metrics for the following reasons:

•	Share price appreciation is likely the most readily quantifiable metric to confirm an increase in total value and investment return from a stockholder perspective over the performance period; and

•	Operating profit measures the true value of our business. Our ability to generate profit indicates the health of our business and should allow our Company to create value for stockholders.

The foregoing summary of the 2012 LTIP is qualified in its entirety by reference to the complete texts of the 2012 LTIP and form of RSU award agreement previously filed by the Company with the SEC.

At a Committee meeting in February 2013, the Committee reviewed the Company's financial and operating performance relative to the performance goals for the 2010 LTIP with respect to Mr. Balthrop and Mr. Currie (the only participants in the 2010 LTIP). The performance goals under the grant to Mr. Balthrop and Mr. Currie for the 2010 LTIP were based 50% on the trading price of our common stock at the end of the performance period (the “2010 Trading Price Goal”) and 50% on our total operating cash flows per diluted share at the end of the performance period (the “2010 Operating Cash Flow Goal”). Partial or complete achievement of the 2010 Trading Price Goal was dependent upon the average closing price of our common stock for the twenty consecutive trading days ending December 31, 2012, inclusive, subject to certain adjustments as described in the 2010 LTIP. Partial or complete achievement of the 2010 Operating Cash Flow Goal was dependent upon the average quarterly “total operating cash flows” per diluted share (as defined in the 2010 LTIP) for the four quarters ended December 31, 2012, as further described in the 2010 LTIP. Achievement of actual performance goals under the 2010 LTIP was determined and certified by management and the Committee to be as follows:

2010 LTIP Goal	Threshold	Target	Maximum	Actual
2010 Trading Price Goal	$22.22	$25.25	$40.09	$16.65
2010 Operating Cash Flow Goal	$0.212	$0.241	$0.382	$0.225

Accordingly, in February 2013, 18,835 of the 2010 LTIP RSUs granted to Mr. Balthrop and 7,063 of the 2010 LTIP RSUs granted to Mr. Currie (14% of the maximum grant for each participant) remained eligible based on the satisfaction of the aforementioned performance goals, one-half of which vested for each participant and settled on February 27, 2013 and the remaining eligible RSUs will vest on December 31, 2014, provided that Mr. Balthrop and Mr. Currie, respectively, remain employed by the Company. Vested RSUs granted under the 2010 LTIP are paid out in shares of Luminex common stock.

Additional Disclosures

2012 “Say-on-Pay” Advisory Vote. The Company provided stockholders a “say on pay” advisory vote on its executive compensation in 2012. At our 2012 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 88.8% of the votes cast for approval of the “say on pay” advisory vote on executive compensation. The Committee evaluated the results of the 2012 advisory vote and considered many other factors in evaluating the Company's executive compensation programs as discussed in this Compensation Discussion and Analysis. While each of these factors bore on the Committee's decisions regarding our named executive officers' compensation, in light of the substantial support expressed by our stockholders for our compensation program, the Committee did not make any changes to our executive compensation program and policies as a direct result of the 2012 “say on pay” advisory vote.

Change in Control; Termination Benefits. We believe that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in our executive recruiting and retention efforts. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. Finally, while we have not conducted a study to confirm this, we believe formalized severance and change in control arrangements are common benefits offered by employers competing for similar executive talent. While the Committee will receive this information as part of its review of annual tallies of total executive compensation (including contingent compensation), we do not typically consider the value of potential severance and change in control payments when assessing annual compensation as these payouts are contingent and have a primary purpose unrelated to ordinary compensation matters and objectives. The Committee generally assesses these potential payouts only in view of their reasonableness during negotiations with a new hire, and periodically in light of competitive market conditions or in respect of internal equity considerations as described below.

Therefore, upon their joining the Company, we entered into employment agreements with our named executive officers. These agreements generally provide for severance payments (including premiums for certain continuing health and insurance benefits) where the executive is terminated without “cause” (including the Company's failure to renew the employment agreement) or as a result of incapacity or death, or if the executive resigns for “good reason.” Although the definitions may vary slightly across these agreements, “good reason” generally means certain demotions in responsibilities or title, decreases in compensation, the Company's continued material breach of the employment agreement and/or relocation requirements, while “cause” typically means a material fraud by the executive upon the Company or the executive's continued material breach of the employment agreement (or, for Mr. Balthrop, failure to perform the duties outlined in his employment agreement, conduct likely to cause injury to the Company, conviction of a felony or a criminal act involving moral turpitude, violation of a Company policy or a breach of his employment agreement).

Severance generally consists of an amount equal to the executive's base salary at the highest rate in effect for the six month period prior to termination (or, for Mr. Balthrop the amount of base salary that would have been paid over the remainder of the then-current term if greater and for Dr. Bridge-Cook 1.5x his base salary) and the prior year's bonus amount, less any payment or payments received during the 12 month period from the time of termination under any long-term disability plan if the executive was terminated by reason of incapacity. In addition, health or other employee benefits (other than bonus and incentive compensation benefits) for the executive (and the executive's family) generally continue for a period of 12 months following an executive's termination to the extent permitted by the applicable plans and law. If the termination occurs other than for cause or voluntary termination, Mr. Balthrop is entitled to additional severance in an amount equal to the pro-rated portion of the current-year bonus to the extent the performance measures are achieved.

The severance payments are paid in semi-monthly installments for a period of 12 months following the date of termination. Additionally, certain of the employment agreements, including Mr. Balthrop's, provide that in the event the payment of any severance amounts payable pursuant to the employment agreements within six months of the date of the applicable executive's termination of employment would cause such executive to incur any additional tax under Section 409A of the Code, then payment of such amounts shall be delayed until the date that is six months following such executive's termination date.

In addition, as described above, upon a change of control, all unvested options or other restricted shares, and upon a termination without cause or as a result of death or disability, all unvested restricted shares and options held by the executive will immediately become vested and exercisable, as applicable, pursuant to these agreements and the terms of the applicable equity awards.

Each named executive officer has agreed to limitations on his ability to disclose confidential information relating to us and acknowledges that all discoveries, inventions and other work product relating to his employment belong to us. Also, during the one year period following an executive's termination of employment, each executive has agreed not to compete, directly or indirectly, with the core business of the Company. Furthermore, during the non-compete period, each executive has agreed not to solicit our employees or consultants.

The foregoing summaries are qualified in their entireties by reference to the complete texts of the employment agreements, as amended, and previously filed by the Company with the SEC.

Historically, while each agreement has been the result of an arms-length negotiation, we have tried to utilize a similar form of agreement where possible (apart from minimum salary and cash bonus targets). Accordingly, Messrs. Currie, Bridge-Cook, Bradley and Pintek have a similar form. Mr. Balthrop's agreement varies to some extent from the forms above and again reflects an arms-length negotiation following a lengthy CEO search, and we believe the terms are appropriate in light of Mr. Balthrop's background, skill set, the difficulty in replacing Mr. Balthrop and the competitive nature of his recruitment process.

Clawback Policy. The Company can recover incentive compensation pursuant to our executive incentive bonus plan, performance-based equity awards and LTIP that was based on (i) achievement of financial results that were subsequently the subject of a restatement, other than as a result of changes to accounting rules and regulations, or (ii) financial information or performance metrics subsequently found to be materially inaccurate, in each case regardless of individual fault. The recovery policy applies to any incentive compensation earned or paid (or performance-based equity awards or LTIP RSUs vested) to an employee at a time when he or she is an employee after the effective date of the policy. Subsequent changes in status, including retirement or termination of employment, do not affect the Company's rights to recover compensation (or performance-based equity awards or vested LTIP RSUs) under the policy. The Committee may also provide for incremental additional payments to (or vesting of LTIP RSUs of) then-current executives in the event any restatement or error indicates that such executives should have received higher bonus payouts or LTIP RSU vesting in the effected periods. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

Retirement Plans. We match contributions by our named executive officers to our 401(k) plan at the same percentage provided to the other employees at Company, up to the maximum amount permitted under the Code.

Perquisites and Other Benefits. The Company does not generally provide perquisites that are not, in the Committee's view, integrally and directly related to the named executive officers' duties. While we have no formal relocation policy for new hires, we will on occasion agree to reimbursement of certain relocation and related costs as part of a negotiation for an executive based on the particular facts and circumstances of the negotiation. Senior management also participates in our other broad-based benefit programs available to our salaried employees including health, dental and life insurance programs. Except as otherwise discussed herein, other welfare and employee-benefit programs are generally the same for all eligible Company employees, including our executive officers, with some variation as required by law with respect to our international employees. While the Committee believes the existing benefits to be reasonable, the Committee intends to periodically reassess our perquisite and benefits programs to help ensure that these programs are appropriately competitive with market medians and effective as a recruiting and retention tool.

Stock Ownership/Retention Guidelines. The board expects each officer and director to demonstrate a long-term commitment to the Company and to the Company's stockholders by acquiring and holding a meaningful investment in the Company's common stock. We believe requiring directors and officers to hold a significant long-term stake in our equity accomplishes the following principle goals: (i) further aligning long-term economic interests of our executives and our stockholders by encouraging our management to think and act like long-term investors; and (ii) helping to reduce excessive or inappropriate risk-taking motivated principally by short-term share price appreciation. Therefore, the board has established specific ownership and retention guidelines for the Company's officers and directors, summarized below.

Over time each officer and director is expected to build his or her ownership of the Company's common stock. The targeted ownership levels are expected to be achieved over five years from the time each such person was named an officer or a director, as applicable, and maintained thereafter. The targeted ownership levels are as follows: CEO: five (5) times annual salary; executive officers: two and one half (2.5) times annual salary; non-employee directors: two (2) times annual retainer.

Each officer and director who does not hold the targeted ownership levels is expected to retain certain shares of common stock acquired upon exercise of stock options or from restricted share grants pursuant to the Company's equity plans as follows: (1) a minimum of one-half the net number of shares acquired upon stock option exercises; and (2) in the case of restricted shares, after each vesting date of the award, at least one half of the net vested shares. The board of directors is authorized to make temporary exceptions to the foregoing ownership guidelines in its discretion where compliance would impose a severe economic hardship or otherwise prevent the officer or director from complying with a court order. As of March 14, 2013, our CEO has ownership in excess of his applicable ownership guideline of 5x his base salary (at 9.1 x, or ownership above the guideline of $2.9 million in fair market value).  All directors (excluding one) have excess ownership to the applicable guideline, and of the officers, and the lone director (added to the board in 2009), who are building their ownership to meet or exceed the guidelines, each is abiding by the necessary hold requirements.

Anti-Hedging and Anti-Pledging Policy. We have adopted an anti-hedging policy that prohibits our directors and officers from engaging in any hedging transaction that reduces or limits such director's or officer's economic risk with respect to the director's or officer's holdings, ownership or interest in the Company's securities. We have also adopted an anti-pledging policy that prohibits our directors and officers from pledging the Company's common stock as collateral for margin or other loans without the prior approval of the Company's Board of Directors, except for (i) pledges of the Company's common stock that were outstanding prior to March 6, 2013 and (ii) pledges of less than 15% (in the aggregate) of a director's or officer's shares of Company common stock by directors or officers who, excluding the number of shares pledged, otherwise meet or exceed the Company's stock ownership guidelines applicable to them.

Accounting and Tax Matters. In part because of our lack of supplemental or “top hat” retirement or deferred compensation plans typical of larger companies, we do not presently consider tax or accounting consequences to be a material factor in the design of our executive compensation packages, except as to the applicability of Section 162(m) of the Code and to the extent of the Code Section 280 “gross-up” protection described on page 26 above with respect solely to LTIP participants. Other than the compensation for our CEO, none of the compensation paid to our named executive officers for 2012 exceeded the $1 million limit per officer for qualifying executive compensation for deductibility under Section 162(m) of the Code. Our Equity Plan is structured so that any compensation deemed paid to an officer when he or she exercises an outstanding option under the Equity Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Restricted share grants, for which the vesting restrictions are solely time-based, may not qualify as performance-based compensation and could be subject to the $1 million limitation. The Balthrop Option (see “Narrative to Summary Compensation Table” below) was not issued pursuant to a stockholder approved plan and, if exercised while Mr. Balthrop is a covered employee, will not qualify as performance-based compensation and will therefore be subject to the $1 million limitation. We have also attempted to structure the LTIP and our cash performance bonus program for 2013 to qualify for deductibility under Section 162(m) of the Code for future years, primarily in light of the current and projected compensation expense for our CEO and our growth expectations. It is important to note, however, that the Company is carrying forward significant net operating losses based on historical operations in a net loss position. Although it will consider the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain, and motivate executives and to align the executives' interests with those of the Company's stakeholders. Accordingly, because the amount and mix of individual compensation are based on competitive considerations as well as Company and individual performance, executive officer compensation that is not performance-based may exceed $1 million in a given year.

Additional Compensation Consultant Disclosures. As described above, the Committee has engaged AON/Hewitt as its compensation consultant. During 2012, the Company (on behalf of the Committee) paid AON/Hewitt approximately $90,000 in consulting fees directly related to services performed for the Committee. During the same period, the Company engaged and paid AON/Hewitt approximately $3,000 for a variety of human resources and employee benefits services unrelated to executive compensation. While the Committee discussed and did not object to the other services provided by AON/Hewitt, the Committee did not recommend or formally approve these services as they were approved by management in the normal course of business and unrelated to AON/Hewitt's assignments for the Committee and the scope of the Committee's responsibilities. However, AON/Hewitt is engaged by and reports directly to the Committee for matters of executive compensation. Based on the foregoing and, in part, on policies and procedures implemented by AON/Hewitt to ensure the objectivity of AON/Hewitt's individual executive compensation consultant to the Committee, the Committee believes that the consulting advice it receives from AON/Hewitt is objective and not influenced by AON/Hewitt's other nominal relationships with the Company. The Committee intends to periodically review this dual utilization to ensure AON/Hewitt's objectivity is not impaired in the Committee's view and to consider if more formal pre-approval policies are warranted for management directed services.

2013 Executive Compensation Preview

Summary. The following is a brief summary of the actions taken by the Committee during the first quarter of 2013 with respect to executive officer compensation matters for 2013. The Committee has again engaged AON/Hewitt to serve as the Committee's compensation consultant for 2013. AON/Hewitt, among other matters, was asked to update its detailed peer group compensation analyses and such information was reviewed and utilized as the Committee evaluated its decisions for 2013 compensation matters. Overall, we believe that our compensation programs are competitive from a market standpoint and consistent with our compensation policies and objectives. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2013, as approved by the Committee:

•
Executive base salaries for the executive officers, excluding the CEO, were raised 3.5% to 6.5%, based upon merit and external and internal equity adjustments. The CEO base salary was unchanged from 2012.

•
Performance based cash compensation opportunities remained consistent as a percentage of base salaries for the respective officers and continued to focus on substantially similar performance metrics. The base salary adjustments, however, provide an opportunity for officers (other than the CEO) to modestly increase such component of compensation if performance metrics are attained or exceeded.

•
Long-term equity incentive opportunities remained consistent as a grant of annual time-based equity awards based upon an allocated value between restricted shares or units (65% of the value) and options (35% of the value). The grant date fair value of equity awards granted to the officers (inclusive of the CEO) was reduced by approximately 25% in 2013 over the value granted in 2012 in order to account for the Company's 2012 stock price correction. The vesting of the restricted shares is in five equal increments and the options vest over three equal annual installments. Each of the officers, excluding the CEO, was granted aggregate equity awards between $187,500 and $300,000. The CEO's equity award was $900,000.

•
The Committee again agreed to include the CEO and CFO in the LTIP program for 2013. Mr. Balthrop's and Mr. Currie's target awards were $600,000 and $150,000, respectively. The grant date fair value of LTIP target awards granted was reduced by approximately 25% in 2013 over the value granted in 2012 in order to account for the Company's 2012 stock price correction. In addition, after significant analysis and discussion, the performance metric was modified for the 2013 LTIP to be measured in adjusted earnings per share at threshold, target and maximum and the maximum award potential was reduced to 200% of target from 275% of target.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K.

Submitted by the Compensation Committee of the board of directors,

Jay B. Johnston (Chairman)
Fred C. Goad, Jr.
Jim D. Kever

Summary Compensation Table

The following table sets forth certain summary information for the years ending December 31, 2012, 2011 and 2010, with respect to the compensation awarded to, earned by, or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)		All Other Compensation ($) (4)		Total ($)
Patrick J. Balthrop, Sr.	2012	653,737		—	1,561,830	(5)	419,989	543,909	(6)	35,013		3,214,478
President and	2011	513,674		—	2,411,447	(7)	119,996	716,575		20,325		3,782,017
Chief Executive Officer	2010	506,138		—	2,948,073	(8)	239,994	440,340		21,623		4,156,168

Harriss T. Currie	2012	343,807		—	422,912	(5)	122,495	121,837		—		1,011,051
Vice President, Finance,	2011	324,422		—	926,781	(7)	52,496	238,385		—		1,542,084
Chief Financial Officer	2010	314,689		—	1,140,509	(8)	104,997	139,659		—		1,699,854
and Treasurer

Jeremy Bridge-Cook	2012	358,587	(9)	—	227,486		122,495	136,328	(10)	21,369	(11)	866,265
Senior Vice President,	2011	355,048	(9)	—	157,492		52,496	254,483	(10)	21,250	(11)	840,769
Assay Group	2010	345,861	(9)	—	244,990		104,997	148,720	(10)	581	(11)	845,149

Michael F. Pintek	2012	332,781		—	227,486		122,495	119,801		8,500		811,063
Senior Vice President,	2011	325,297		—	157,492		52,496	241,533		8,250		785,068
Operations	2010	318,938		—	244,990		104,997	139,535		8,250		816,710

Russell W. Bradley	2012	299,373		—	243,746		131,240	119,285		8,500		802,144
Vice President, Business	2011	282,705		—	279,999		119,996	210,969		8,250		901,919
Development and	2010	275,481		—	175,000		74,996	123,129		8,250		656,856
Strategic Planning
________________________________

(1)
The amounts shown in this column represent the aggregate grant date fair value of awards calculated in accordance with FASB ASC Topic 718 ("ASC 718").  ASC 718 requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments. Pursuant to ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. Assumptions used in the calculation of these amounts are described in Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 22, 2013.

(2)
The amounts shown in this column represent the aggregate grant date fair value of awards calculated in accordance with ASC 718 (calculated, per the SEC rules, without consideration of the impact of estimated forfeitures related to service-based vesting conditions).  Assumptions used in the calculation of these amounts are described in Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 22, 2013.

(3)
The amounts shown in this column reflect annual cash-based incentive bonuses earned by each of the named executive officers pursuant to the Company’s 2010, 2011 and 2012 management incentive plans, respectively, which are discussed in further detail under “Compensation Discussion and Analysis—Executive Compensation for 2012.”  The potential payouts under the 2012 plan at the time the plan was established in 2012 are provided below under “Grants of Plan-Based Awards in 2012.”

(4)
Except with respect to Mr. Balthrop, this column includes matching payments under our 401(k) Plan and the Registered Retirement Savings Plan in Canada.  For Mr. Balthrop, this column includes matching payments under our 401(k) Plan of $11,250, $11,000 and $11,000 in each of 2012, 2011 and 2010, respectively, and commuting travel costs of $23,763, $19,325 and $10,623 in each of 2012, 2011 and 2010, respectively.

(5)
These amounts include the target number of shares underlying restricted stock units that our CEO and CFO could earn pursuant to the Company’s 2012 LTIP (assuming target performance across all performance objectives were achieved) of 35,794 and 8,948 for our CEO and CFO, respectively with grant date fair values of $781,832 and $195,426 for our CEO and CFO, respectively. Since target performance was estimated to be the probable outcome of the performance conditions for the 2012 LTIP on the date of grant, target values have been presented for the 2012 LTIP as opposed to the maximum value as presented in prior years. The maximum number of shares underlying restricted stock units that our CEO and CFO could earn pursuant to the Company’s 2012 LTIP (assuming maximum performance across all performance objectives were achieved) is 98,434 shares with a grant date fair value of $2,150,291 and 24,608 shares with a grant date fair value of $537,562 for our CEO and CFO, respectively. The presentation of LTIP award at the target number of shares in 2012 compared to maximum number of shares in 2011 and 2010 The terms of the 2012 LTIP grants are discussed in further detail in “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation.”

(6)
Mr. Balthrop requested a reduction of his 2012 cash incentive bonus by 15% of target, from $543,909, the amount earned pursuant to the terms of the 2012 cash incentive plan, to $445,849, the final amount actually paid, which the Committee affirmed.

(7)
These amounts include the maximum number of shares underlying restricted stock units that our CEO and CFO could earn pursuant to the Company’s 2011 LTIP (assuming maximum performance across all performance objectives were achieved) of 119,305 and 44,739 for our CEO and CFO, respectively, with grant date fair values of $2,051,451 and $769,288 for our CEO and CFO, respectively. The target number of shares underlying restricted stock units that our CEO and CFO could earn pursuant to the Company’s 2011 LTIP (assuming target performance across all performance objectives were achieved) is 48,383 shares with a grant date fair value of $745,982 and 16,268 shares with a grant date fair value of $279,741 for our CEO and CFO, respectively.

(8)
These amounts include the maximum number of shares underlying restricted stock units that our CEO and CFO could earn pursuant to the Company’s 2010 LTIP (assuming maximum performance across all performance objectives were achieved) of 132,930 and 49,848 for our CEO and CFO, respectively, with grant date fair values of $2,388,087 and $895,519 for our CEO and CFO, respectively. The target number of shares underlying restricted stock units that our CEO and CFO could earn pursuant to the Company’s 2010 LTIP (assuming target performance across all performance objectives were achieved) is 48,338 shares with a grant date fair value of $868,395 and 18,126 shares with a grant date fair value of $325,643 for our CEO and CFO, respectively.

(9)	Dr. Bridge-Cook's base salary, which is paid in Canadian dollars, has been translated to United States dollars using an average of the currency exchange rate for each reported calendar year.

(10)	Dr. Bridge-Cook’s annual cash incentive bonus, which was paid in Canadian dollars, has been translated to United States dollars using the currency exchange rate on the date the payment was made.

(11)
Matching payments made under our Registered Retirement Savings Plan in Canada for Dr. Bridge-Cook, which were paid in Canadian dollars, have been translated to United States dollars using an average of the currency exchange rate for each reported calendar year.

Grants Of Plan-Based Awards in 2012

The following table summarizes grants of plan-based awards made to our named executive officers in 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)(3)
Patrick J. Balthrop, Sr.	3/7/2012	—	—	—	21,476	35,794	98,434	—	—	—	781,832
	3/13/2012	—	—	—	—	—	—	—	35,349	22.71	419,989
	3/13/2012	—	—	—	—	—	—	34,346	—	—	779,998
	N/A	326,869	653,737	1,078,666	—	—	—	—	—	—	—
Harriss T. Currie	3/7/2012	—	—	—	5,369	8,948	24,608	—	—	—	195,426
	3/13/2012	—	—	—	—	—	—	—	10,310	22.71	122,495
	3/13/2012	—	—	—	—	—	—	10,017	—	—	227,486
	N/A	85,952	171,904	257,856	—	—	—	—	—	—	—
Jeremy Bridge-Cook	3/13/2012	—	—	—	—	—	—	10,017	—	—	227,486
	3/13/2012	—	—	—	—	—	—	—	10,310	22.71	122,495
	N/A	89,647	179,294	268,941	—	—	—	—	—	—	—
Michael F. Pintek	3/13/2012	—	—	—	—	—	—	10,017	—	—	227,486
	3/13/2012	—	—	—	—	—	—	—	10,310	22.71	122,495
	N/A	83,196	166,391	249,587	—	—	—	—	—	—	—
Russell W. Bradley	3/13/2012	—	—	—	—	—	—	10,733	—	—	243,746
	3/13/2012	—	—	—	—	—	—	—	11,046	22.71	131,240
	N/A	74,844	149,687	224,531	—	—	—	—	—	—	—
_____________________________________________

(1)
The amounts shown in these columns reflect the threshold, target and maximum amounts (assuming threshold, target and maximum performance across all performance objectives were achieved) that each of the named executive officers could have earned for the fiscal year ended December 31, 2012 pursuant to the Company’s 2012 management incentive plans.  The terms of our named executive officer bonus plans are discussed in further detail in “Compensation Discussion and Analysis—Executive Compensation for 2012”  The amounts actually awarded to each of the named executive officers are reflected in the “Summary Compensation Table” above.

(2)
The amounts shown in these columns reflect the threshold, target and maximum number of shares underlying restricted stock units that our CEO and CFO could earn pursuant to the Company’s 2012 LTIP (assuming threshold, target and maximum performance across all performance objectives were achieved). The terms of the 2012 LTIP grants are discussed in further detail in “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation.”

(3)	The amounts shown in this column reflect the grant date fair value of the respective stock and option awards calculated in accordance with ASC 718.

(4)
Dr. Bridge-Cook's estimated future payouts under non-equity incentive plan awards, which would be paid in Canadian dollars, has been translated to United States dollars using an average of the currency exchange rate for the reported calendar year.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table

The following discussion is intended to be read as a supplement to the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2012” table (including the notes to such tables), and to the disclosure under “Compensation Discussion and Analysis,” and the following discussion should be read in conjunction with such other disclosures.

Compensation Mix

As reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2012” table, the primary components of the Company’s 2012 compensation program for our named executive officers were cash compensation, consisting of a mix of base salary and cash incentive plan compensation, and equity incentive compensation, consisting of a mix of stock options and restricted stock with time-based vesting and, with respect to our CEO and CFO, restricted stock with performance and time-based vesting.  Generally, and excluding the Company’s CEO, cash incentive plan compensation for 2012 was 15% to 16% of the total of these elements (not including LTIP awards), while the value of equity awards, valued at fair market value on the date of grant, for 2012 represented 41% to 47% of the total compensation opportunities for 2012 (not including LTIP awards).  As for the CEO, Mr. Balthrop’s cash incentive compensation for 2012 was 23% of the total of these elements (not including LTIP awards) and his equity award, valued at fair market value on the date of grant, for 2012 was 50% of the total compensation elements (not including LTIP awards).  For Mr. Balthrop, bonus compensation for 2012 was 17% of these elements, including the LTIP award (assuming target payouts), while the value of 2012 equity awards, including the LTIP award (assuming target payouts), valued at fair market value on the date of grant, for 2012 represented approximately 62% of these elements.  For a detailed discussion of each of these components, including the LTIP, and explanation of how the level of each of these elements of compensation is generally determined in relation to an executive’s total compensation, see “Compensation Discussion and Analysis – Program Design.”

For information regarding the annual incentive and LTIP awards to our named executive officers for our 2012 fiscal year, please see “Compensation Discussion and Analysis – Performance-based Cash Awards,” and “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation.”

Employment Agreements

We have entered into employment agreements with each of our named executive officers, each previously filed with the SEC.  The employment agreements provide for certain salary, annual bonus opportunities and other benefits, including potential severance entitlements.  The employment agreements with Messrs. Balthrop, Currie, Pintek, Bridge-Cook, and Bradley are generally automatically renewable on an annual basis unless either party provides the other written notice of its intent not to renew the agreement at least 60 (in the case of Messrs. Currie, Pintek, and Bradley), or 180 (for Mr. Balthrop), days prior to the end of the then-current term of their agreements. The agreement with Dr. Bridge-Cook is for an indefinite term and thus does not provide a non-renewal notice/option, but it may be terminated by us at any time, subject to our severance payment obligations.  These agreements are described in more detail under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”  The potential payouts under these agreements in connection with the termination of these executives is provided under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2012. The market value of shares was calculated using the year-end closing price of $16.80 as reported on the NASDAQ Stock Market.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Award Grant Date	Number of Shares or Units That Have Not Vested (#) (2)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards; Market Value of Unearned Shares or Units That Have Not Vested ($)
Patrick J. Balthrop, Sr.	450,000	—	10.10	5/15/2004	5/15/2014	—	—	—	—		—
	29,534	—	14.39	3/25/2007	3/25/2017	—	—	—	—		—
	17,110	—	20.70	5/13/2008	5/13/2018	—	—	—	—		—
	32,610	—	15.67	5/12/2009	5/12/2019	—	—	—	—		—
	17,092	8,547	16.55	3/11/2010	3/11/2020	—	—	—	—		—
	4,057	8,115	18.26	3/11/2011	3/11/2021	—	—	—	—		—
	—	35,349	22.71	3/13/2012	3/13/2022	—	—	—	—		—
	—	—	—	—	—	5/13/2008	6,160	103,488	—		—
	—	—	—	—	—	5/12/2009	15,316	257,309	—		—
	—	—	—	—	—	3/11/2010	20,302	341,074	—		—
	—	—	—	—	—	3/11/2011	12,268	206,102	—		—
	—	—	—	—	—	3/13/2012	34,346	577,013	—		—
	—	—	—	—	—	5/12/2009	—	—	35,099	(3)	589,663
	—	—	—	—	—	3/11/2010	—	—	132,930	(4)	2,233,224
	—	—	—	—	—	3/25/2011	—	—	119,305	(5)	2,004,324
	—	—	—	—	—	3/7/2012	—	—	98,434	(6)	1,653,691

Harriss T. Currie	85,000	—	8.41	10/13/2003	10/13/2013	—	—	—	—		—
	15,000	—	8.22	3/25/2004	3/25/2014	—	—	—	—		—
	10,423	—	14.39	3/25/2007	3/25/2017	—	—	—	—		—
	5,032	—	20.70	5/13/2008	5/13/2018	—	—	—	—		—
	12,228	—	15.67	5/12/2009	5/12/2019	—	—	—	—		—
	7,478	3,739	16.55	3/11/2010	3/11/2020	—	—	—	—		—
	1,775	3,550	18.26	3/11/2011	3/11/2021	—	—	—	—		—
	—	10,310	22.71	3/13/2012	3/13/2022	—	—	—	—		—
	—	—	—	—	—	5/13/2008	1,812	30,442	—		—
	—	—	—	—	—	5/12/2009	5,744	96,499	—		—
	—	—	—	—	—	3/11/2010	8,883	149,234	—		—
	—	—	—	—	—	3/11/2011	5,367	90,166	—		—
	—	—	—	—	—	3/13/2012	10,017	168,286
	—	—	—	—	—	5/12/2009	—	—	13,162	(3)	221,122
	—	—	—	—	—	3/11/2010	—	—	49,848	(4)	837,446
	—	—	—	—	—	3/11/2011	—	—	44,739	(5)	751,615
	—	—	—	—	—	3/7/2012	—	—	24,608	(6)	413,414

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Award Grant Date	Number of Shares or Units That Have Not Vested (#) (2)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards; Market Value of Unearned Shares or Units That Have Not Vested ($)
Jeremy Bridge-Cook	5,032	—	20.70	5/13/2008	5/13/2018	—	—	—	—	—
	14,267	—	15.67	5/12/2009	5/12/2019	—	—	—	—	—
	7,478	3,739	16.55	3/11/2010	3/11/2020	—	—	—	—	—
	1,775	3,550	18.26	3/11/2011	3/11/2021	—	—	—	—	—
	—	10,310	22.71	3/13/2012	3/13/2022	—	—	—	—	—
	—	—	—	—	—	5/13/2008	1,812	30,442	—	—
	—	—	—	—	—	5/12/2009	6,701	112,577	—	—
	—	—	—	—	—	3/11/2010	8,883	149,234	—	—
	—	—	—	—	—	3/11/2011	5,367	90,166	—	—
	—	—	—	—	—	3/13/2012	10,017	168,286	—	—

Michael F.Pintek	11,000	7,334	18.48	7/1/2009	7/1/2019	—	—	—	—	—
	7,478	3,739	16.55	3/11/2010	3/11/2020	—	—	—	—	—
	1,775	3,550	18.26	3/11/2011	3/11/2021	—	—	—	—	—
	—	10,310	22.71	3/13/2012	3/13/2022	—	—	—	—	—
	—	—	—	—	—	7/1/2009	10,978	184,430	—	—
	—	—	—	—	—	3/11/2010	8,883	149,234	—	—
	—	—	—	—	—	3/11/2011	5,367	90,166	—	—
	—	—	—	—	—	3/13/2012	10,017	168,286	—	—

Russell W. Bradley	6,514	—	14.39	3/25/2007	3/25/2017	—	—	—	—	—
	5,032	—	20.70	5/13/2008	5/13/2018	—	—	—	—	—
	10,190	—	15.67	5/12/2009	5/12/2019	—	—	—	—	—
	5,341	2,671	16.55	3/11/2010	3/11/2020	—	—	—	—	—
	4,057	8,115	18.26	3/11/2011	3/11/2021	—	—	—	—	—
	—	11,046	22.71	3/13/2012	3/13/2022	—	—	—	—	—
	—	—	—	—	—	5/13/2008	1,812	30,442	—	—
	—	—	—	—	—	5/12/2009	4,786	80,405	—	—
	—	—	—	—	—	3/11/2010	6,345	106,596	—	—
	—	—	—	—	—	3/11/2011	12,268	206,102	—	—
	—	—	—	—	—	3/13/2012	10,733	180,314	—	—

(1)	All unvested options vest in equal 1/3rd increments on each anniversary of the grant date over the first three years of the option term.

(2)
The restrictions applicable to these awards lapse with respect to 1/5th of the total shares subject to the grant each year on each anniversary of the grant date, beginning on the first anniversary of the grant date.

(3)
Represents restricted stock units granted under the 2009 LTIP, subject to various performance related vesting criteria over a period of two years as follows: (i) one half of the grant is conditioned upon Luminex’s average common stock trading price for the last twenty consecutive trading days of 2011; and (ii) one half of the grant is conditioned upon the achievement of certain operating cash flow goals for the year ended December 31, 2011.  Vesting of the grant (after giving effect to the aforementioned performance conditions) will occur 50% upon the date on which the determination is made as to the satisfaction of performance criteria and the remaining 50% of the RSUs earned on the determination date will vest on December 31, 2013.  The determination as to the satisfaction of performance criteria under this grant was made effective February 8, 2012.  The determination concluded that only the operating cash flow goal was achieved, resulting in a release to Mr. Balthrop and Mr. Currie of 70,198 shares and 26,324 shares of Luminex common stock, respectively, 50% of which were vested upon release, and 50% of which will vest on December 31, 2013, subject to Mr. Balthrop and Mr. Currie’s continued employment with the Company.

(4)
Represents restricted stock units granted under the 2010 LTIP, subject to various performance related vesting criteria over a period of two years as follows: (i) one half of the grant is conditioned upon Luminex's average common stock trading price for the last twenty consecutive trading dates of 2012; and (ii) one half of the grant is conditioned upon the achievement of certain operating cash flow goals for the year ended December 31, 2012. Vesting of the grant (after giving effect to the aforementioned performance conditions) will occur 50% upon the date on which the determination is made as to the satisfaction of performance criteria and the remaining 50% of the RSUs earned on the determination date will vest on December 31, 2014.  The determination as to the satisfaction of performance criteria under this grant was made effective February 27, 2013.  The determination concluded that only the operating cash flow goal was achieved, resulting in a release to Mr. Balthrop and Mr. Currie of 18,835 shares and 7,063 shares of Luminex common stock, respectively, 50% of which were vested upon release, and 50% of which will vest on December 31, 2014, subject to Mr. Balthrop and Mr. Currie’s continued employment with the Company.

(5)
Represents restricted stock units granted under the 2011 LTIP, subject to various performance related vesting criteria over a period of two years as follows: (i) one half of the grant is conditioned upon Luminex’s average common stock trading price for the last twenty consecutive trading days of 2013; and (ii) one half of the grant is conditioned upon the achievement of certain operating profit goals for the year ended December 31, 2013.  Vesting of the grant (after giving effect to the aforementioned performance conditions) will occur 50% upon the date on which the determination is made as to the satisfaction of performance criteria and the remaining 50% of the RSUs earned on the determination date will vest on December 31, 2015.

(6)
Represents restricted stock units granted under the 2012 LTIP, subject to various performance related vesting criteria over a period of two years as follows: (i) one half of the grant is conditioned upon Luminex’s average common stock trading price for the last twenty consecutive trading days of 2014; and (ii) one half of the grant is conditioned upon the achievement of certain operating profit goals for the year ended December 31, 2014.  Vesting of the grant (after giving effect to the aforementioned performance conditions) will occur 50% upon the date on which the determination is made as to the satisfaction of performance criteria and the remaining 50% of the RSUs earned on the determination date will vest on December 31, 2016.

Option Exercises And Stock Vested in 2012

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2012 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Patrick J. Balthrop, Sr.	50,000	698,206	93,021	1,958,245
Harriss T. Currie	95,000	1,344,734	27,191	605,446
Jeremy Bridge-Cook	—	—	16,380	371,560
Michael F. Pintek	—	—	11,707	273,748
Russell W. Bradley	—	—	11,341	259,554
________________________________________

(1)	The value realized upon the vesting of restricted shares shown in the table is calculated based upon the closing price of our common stock on the NASDAQ Stock Market on the vesting date.

Potential Payments Upon Termination or Change in Control

The following tables show for each of our named executive officers the estimated amount of potential payments, as well as the estimated value of continuing benefits, assuming the executive’s employment terminated or a change in control occurred, in either case effective December 31, 2012 and based on compensation and benefit levels in effect on December 31, 2012.  Due to the numerous factors involved in estimating these amounts, the actual benefits and amounts payable can only be determined at the time of an executive’s termination from the Company.

Patrick J. Balthrop, Sr.
Executive Benefits and Payments Upon Separation	Voluntary Termination or Retirement ($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	700,000	—	700,000	—	700,000	700,000
Non-equity Incentive Compensation (Bonus) (1)	—	—	1,260,484	—	1,260,484	—	1,260,484	1,260,484
Accelerated Vesting of Options (2)	—	—	—	—	2,137	2,137	2,137	2,137
Accelerated Vesting of Restricted Stock (2)	—	—	906,091	—	4,278,535	4,278,535	2,391,077	2,391,077
Continuation of Insurance Benefits (3)	—	—	12,570	—	12,570	—	12,570	12,570
Excise Tax Gross-Up	—	—	—	—	—	—	—	—
Total	—	—	2,879,145	—	6,253,726	4,280,672	4,366,268	4,366,268
________________________________________

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated), with respect to stock options and restricted stock (other than restricted stock units granted under the LTIP), or the death or disability of the executive with respect to stock options and restricted stock (including restricted stock units granted under the LTIP). With respect to the unvested restricted stock units granted under the LTIP, if a change of control occurs prior to the end of the performance period, performance criteria (as adjusted appropriately and proportionately for such shorter period) will be measured as of the effective date of the change of control, with the number of restricted stock units reduced, depending upon the year in which the change of control occurs.  For purposes of the above table, the number of restricted stock units granted to Mr. Balthrop under the LTIP commencing in 2011 has been reduced by a factor of  0.3333 and under the LTIP commencing in 2012 has been reduced by a factor of 0.6667, in each case assuming a change of control occurred on December 31, 2012.  The above table treats the shares issued under the LTIP commencing in 2010 as vested effective February 27, 2013.  The above table assumes that Mr. Balthrop would be deemed to have achieved all adjusted performance criteria under the LTIP as of the effective date of the change of control.  With respect to the unvested restricted stock units granted under the LTIP, if an involuntary termination without cause or termination for good reason occurs after the end of the performance period, vesting of the shares earned but not released is accelerated taking to account the achievement of performance criteria. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2012 ($16.80 per share as reported on the NASDAQ Stock Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2012 is also used to calculate accelerated vesting of restricted stock and restricted stock unit amounts.

(3)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2012 and the premiums in effect on such date.

Harriss T. Currie
Executive Benefits and Payments Upon Separation	Voluntary Termination or Retirement ($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	350,000	—	350,000	—	350,000	350,000
Non-equity Incentive Compensation (Bonus) (1)	—	—	238,385	—	238,385	—	238,385	238,385
Accelerated Vesting of Options (2)	—	—	—	—	935	935	935	935
Accelerated Vesting of Restricted Stock (2)	—	—	339,780	—	1,513,299	1,513,299	874,406	874,406
Continuation of Insurance Benefits (3)	—	—	17,807	—	17,807	—	17,807	17,807
Excise Tax Gross-Up	—	—	—	—	—	—	—	—
Total	—	—	945,972	—	2,120,426	1,514,234	1,481,533	1,481,533
________________________________________

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated), with respect to stock options and restricted stock (other than restricted stock units granted under the LTIP), or the death or disability of the executive with respect to stock options and restricted stock (including restricted stock units granted under the LTIP).  With respect to the unvested restricted stock units granted under the LTIP, if a change of control occurs prior to the end of the performance period, performance criteria (as adjusted appropriately and proportionately for such shorter period) will be measured as of the effective date of the change of control, with the number of restricted stock units reduced, depending upon the year in which the change of control occurs.  For purposes of the above table, the number of restricted stock units granted to Mr. Currie under the LTIP commencing in 2011 has been reduced by a factor of  0.3333 and under the LTIP commencing in 2012 has been reduced by a factor of 0.6667, in each case assuming a change of control occurred on December 31, 2012.  The above table treats the shares issued under the LTIP commencing in 2010 as vested effective February 27, 2013.  The above table assumes that Mr. Currie would be deemed to have achieved all adjusted performance criteria under the LTIP as of the effective date of the change of control.  With respect to the unvested restricted stock units granted under the LTIP, if an involuntary termination without cause or termination for good reason occurs after the end of the performance period, vesting of the shares earned but not released is accelerated taking to account the achievement of performance criteria. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2012 ($16.80 per share as reported on the NASDAQ stock market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2012 is also used to calculate accelerated vesting of restricted stock and restricted stock unit amounts.

(3)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2012 and the premiums in effect on such date.

Jeremy Bridge-Cook
Executive Benefits and Payments Upon Separation (1)	Voluntary Termination or Retirement ($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (2)	—	—	542,864	—	542,701	—	542,701	542,701
Non-equity Incentive Compensation (Bonus) (2)	—	—	254,483	—	254,483	—	254,483	254,483
Accelerated Vesting of Options (3)	—	—	—	—	935	935	935	935
Accelerated Vesting of Restricted Stock (3)	—	—	—	—	550,655	550,655	550,655	550,655
Continuation of Insurance Benefits (4)	—	—	9,421	—	9,421	—	9,421	9,421
Total	—	—	806,768	—	1,358,195	551,590	1,358,195	1,358,195
________________________________________

(1)	The amounts listed in this table, which would have been paid in Canadian dollars, have been translated to United States dollars using the currency exchange rate on December 31, 2012.

(2)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(3)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive.  Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2012 ($16.80 per share as reported on the NASDAQ Stock Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2012 is also used to calculate accelerated vesting of restricted stock amounts.

(4)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2012 and the premiums in effect on such date.

Michael F. Pintek
Executive Benefits and Payments Upon Separation	Voluntary Termination or Retirement ($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	335,000	—	335,000	—	335,000	335,000
Non-equity Incentive Compensation (Bonus) (1)	—	—	241,533	—	241,533	—	241,533	241,533
Accelerated Vesting of Options (2)	—	—	—	—	935	935	935	935
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	592,116	592,116	592,116	592,116
Continuation of Insurance Benefits (3)	—	—	17,807	—	17,807	—	17,807	17,807
Total	—	—	594,340	—	1,187,391	593,051	1,187,391	1,187,391
________________________________________

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive.  Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2012 ($16.80 per share as reported on the NASDAQ Stock Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2012 is also used to calculate accelerated vesting of restricted stock amounts.

(3)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2012 and the premiums in effect on such date.

Russell W. Bradley
Executive Benefits and Payments Upon Separation	Voluntary Termination or Retirement ($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	304,350	—	304,350	—	304,350	304,350
Non-equity Incentive Compensation (Bonus) (1)	—	—	210,969	—	210,969	—	210,969	210,969
Accelerated Vesting of Options (2)	—	—	—	—	668	668	668	668
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	603,805	603,805	603,805	603,805
Continuation of Insurance Benefits (3)	—	—	17,807	—	17,807	—	17,807	17,807
Total	—	—	533,126	—	1,137,599	604,473	1,137,599	1,137,599
________________________________________

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive.  Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2012 ($16.80 per share as reported on the NASDAQ Stock Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2012 is also used to calculate accelerated vesting of restricted stock amounts.

(3)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2012 and the premiums in effect on such date.

Director Compensation for 2012

The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2012 to each of the Company’s non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
G. Walter Loewenbaum II	32,440	300,343	—	—	332,783
Robert J. Cresci	66,760	86,615	—	—	153,375
Thomas W. Erickson	8,000	144,365	—	—	152,365
Fred C. Goad, Jr.	10,000	114,374	—	—	124,374
Jay B. Johnston	10,000	144,365	—	—	154,365
Jim D. Kever	29,440	114,374	—	—	143,814
Kevin M. McNamara	54,320	98,611	—	—	152,931
Edward A. Ogunro	61,178	86,615	—	—	147,793
____________________________________

(1)
The amounts shown in this column represent aggregate grant date fair value of awards calculated in accordance with ASC 718.  All grants of restricted shares were made under the Company’s Second Amended and Restated 2006 Equity Incentive Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC.  As of December 31, 2012, the aggregate number of unvested restricted shares outstanding for each of the Company’s non-employee directors was as follows: Loewenbaum - 13,319, Cresci - 3,841, Erickson - 6,402, Goad - 5,072, Johnston - 6,402, Kever - 5,072 McNamara - 4,373, Ogunro - 3,841.

(2)
All prior option awards vested before 2012. As of December 31, 2012, the aggregate number of shares subject to option awards outstanding for each of the Company’s non-employee directors was as follows: Loewenbaum - 18,000, Cresci - 15,000, Erickson - 222,500, Goad - 0, Johnston - 15,000, Kever - 15,000, McNamara - 5,000, Ogunro - 0.

Narrative to Director Compensation Table

Following the completion of its review of the appropriateness of our non-employee director compensation policy in light of our objectives described below, the compensation policy for our non-employee directors for 2012 was recommended by our Compensation Committee and approved by our Board of Directors.  This policy was designed to fairly pay our directors for work required for a company of our size, scope and complexity, be competitive within an appropriate peer group, and incorporate an equity component to help align our directors’ interests with the long-term interests of our stockholders.  We also have adopted stock ownership guidelines for our directors to further promote this alignment of interests, which can be found in our corporate governance guidelines.

The Director Compensation Table reflects the following compensation policy for our non-employee directors for 2012 (the “Policy”), and the individual choices made by each non-employee director with respect to compensation for their services during 2012 based on the Policy:

Annual Retainer
Annual Cash Retainer for Board and Committee Meetings	$45,760

Additional Annual Retainers
Chairman of the Board of Directors	$72,000
Executive Committee Chair	$12,000
Compensation Committee Chair	$12,000
Audit Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$12,000

Annual retainers for non-employee directors and Board and committee chairs are payable quarterly in arrears. Non-employee directors have the option of accepting all or any part of the foregoing cash retainer payments in the form of restricted stock.  Restricted stock received in lieu of cash retainers is granted at the annual meeting and vests quarterly on the quarterly cash payment dates, subject to continued services by directors as a director or chairperson, as applicable.  Non-employee directors may also elect to defer receipt of such restricted stock in lieu of cash payments and the annual stock retainer as described below.

Non-employee directors do not receive additional compensation for attendance at Board meetings.  Each non-employee Board member receives $1,000 per meeting for attendance at committee meetings (to the extent not held in conjunction with a full Board meeting), including formal telephonic meetings and Executive Committee meetings.  Non-employee directors have the option of accepting all or any part of cash meeting payments in the form of restricted stock or deferring such fees as described below.

Non-employee directors also are eligible to receive restricted share awards in the amounts below.  The restricted shares are issued pursuant and subject to the terms of the Company’s Second Amended and Restated 2006 Equity Incentive Plan and the form of award agreement previously filed with the SEC and vest one year from the date of grant.  Annual grants of restricted stock are made on the date of the annual meeting of stockholders.

Fair Market Value of Restricted Stock Award on Date of Grant
Each Continuing Board Member	$68,640

Additional Grants
Chairman of the Board of Directors	$114,000
Executive Committee Chair	$18,000
Compensation Committee Chair	$18,000
Audit Committee Chair	$30,000
Nominating and Corporate Governance Committee Chair	$18,000

Non-employee directors may annually make an election to defer (i) the annual restricted stock award and (ii) all or a portion of the annual cash retainers by electing to receive restricted stock units settled at a future date, generally retirement from the Board of Directors or other termination of service.  Such restricted stock units vest one year from the date of grant.

In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings and other Company-related business meetings if a Board member’s presence is requested, as well as director education programs.

Our director who is also an employee (Mr. Balthrop) received no additional compensation for his services as a director for 2012.

For 2013, the Compensation Committee has recommended, and the Board of Directors has approved, substantially similar compensation opportunities for our non-employee directors with the only substantive changes being increases in (a) the annual cash retainer for board and committee meetings per director from $45,760 to $50,000 and (b) the fair market value of the restricted stock award grant per director from $68,640 to $75,000. These increases are to bring the annual retainer closer to the median non-employee director compensation for the peer group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the ownership of the common stock of the Company as of the record date (except as otherwise indicated below) by (i) each director and director nominee, (ii) each named executive officer, (iii) all directors and executive officers as a group and (iv) each person known to us to own beneficially 5% or more of our outstanding common stock.

The information set forth below includes shares of common stock directly and indirectly owned and shares of common stock underlying currently exercisable options, as well as those options which will become exercisable within 60 days of March 18, 2013.  Except as otherwise indicated, the named persons below have sole voting and dispositive power with respect to beneficially owned shares.

	Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Owned (1)	Total as a Percentage of Shares Outstanding
Directors and Named Executive Officers (2)
G. Walter Loewenbaum II (3)	1,098,712	2.6%
Robert J. Cresci (4)	240,891	*
Thomas W. Erickson	204,948	*
Fred C. Goad, Jr.	322,678	*
Jay Johnston	112,674	*
Jim D. Kever	185,844	*
Kevin M. McNamara	59,817	*
Edward A. Ogunro	16,766	*
Patrick J. Balthrop, Sr. (5)	1,104,964	2.6%
Harriss T. Currie	313,923	*
Michael F. Pintek	86,595	*
Jeremy Bridge-Cook	104,279	*
Russell W. Bradley	138,473	*
All directors and executive officers as a group (15 persons)	3,990,564	9.4%

Other 5% Stockholders
St. Denis J. Villere & Company, LLC (6) 601 Poydras St. Suite 1808 New Orleans, LA 70130	4,614,503	10.96%
PRIMECAP Management Company (7) 225 South Lake Ave., #400 Pasadena, California 91101	2,543,292	6.04%
BlackRock, Inc. (8) 40 East 52nd Street New York, New York 10022	3,330,476	7.91%
The Vanguard Group (9) 100 Vanguard Blvd. Malvern, PA 19355	2,251,872	5.35%
_______________________
*  Less than 1%.

(1)
Includes shares attributable to shares of common stock not outstanding but subject to currently exercisable options (as well as those options which will become exercisable within 60 days of March 18, 2013) as follows:  Mr. Loewenbaum - 18,000 shares; Mr. Cresci - 5,000 shares; Mr. Erickson - 137,500 shares; Mr. Goad - 0 shares; Mr. Johnston - 15,000 shares; Mr. Kever - 5,000 shares; Mr. McNamara - 5,000 shares; Dr. Ogunro  - 0 shares; Mr. Balthrop - 574,790 shares; Mr. Currie - 145,886 shares; Mr. Pintek - 29,203 shares; Dr. Bridge-Cook - 37,502 shares; Mr. Bradley - 41,544 shares; and all directors and executive officers as a group - 1,087,174 shares.

(2)	The applicable address for all directors and named executive officers is c/o Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727.

(3)
Does not include 860,491 shares held by Mr. Loewenbaum's wife, Lillian Loewenbaum; 17,153 shares held by a trust for the benefit of Lillian Loewenbaum of which Lillian Loewenbaum is the trustee; 64,682 shares held by trusts for Mr. Loewenbaum's descendants for which Mr. Loewenbaum is the trustee; 64,682 shares held by trusts for Mr. Loewenbaum's descendants for which Lillian Loewenbaum is the trustee; and, 367,972 shares held by a trust for the benefit of Mr. Loewenbaum's descendants which has an independent trustee and over which Mr. Loewenbaum neither has nor shares investment or voting power.

(4)
Mr. Cresci has granted a security interest in 160,000 shares directly owned by him as collateral for a loan. The number of shares directly owned by Mr. Cresci, excluding the number of shares subject to a security interest, exceeds the number of shares required to be owned by Mr. Cresci pursuant to the Company's stock ownership guidelines.

(5)
Mr. Balthrop has pledged 68,300 shares directly owned by him as collateral for a loan. The number of shares directly owned by Mr. Balthrop, excluding the number of shares pledged, exceeds the number of shares required to be owned by Mr. Balthrop pursuant to the Company's stock ownership guidelines.

(6)
This information is as of December 31, 2012, and is based solely on a Schedule 13G/A filed by St. Denis J. Villere & Company on January 8, 2013. St. Denis J. Villere & Company is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and reports sole voting and dispositive power as to 929,723 shares and shared voting and dispositive power as to 3,684,780 shares.

(7)
This information is as of December 31, 2012, and is based solely on a Schedule 13G/A filed by PRIMECAP Management Company on February 14, 2013.  PRIMECAP Management Company is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and reports sole voting power as to 1,923,132 shares and sole dispositive power as to 2,543,292 shares.

(8)
This information is as of December 31, 2012, and is based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 1, 2013.  BlackRock, Inc. is a holding company as defined in Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended, and reports sole voting power as to 3,330,476 shares and sole dispositive power as to 3,330,476 shares.

(9)
This information is as of December 31, 2012, and is based solely on a Schedule 13G filed by The Vanguard Group on February 13, 2013. The Vanguard Group is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, as amended, and reports sole voting power as to 60,172 shares, sole dispositive power as to 2,193,900 shares and shared dispositive power as to 57,972 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, nominees for director, executive officers, 5% stockholders or their immediate family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

We have adopted a written related party transaction policy, administered by our Audit Committee, that requires the Audit Committee (or the chair of the Audit Committee in certain instances with respect to de minimus transactions) to review and either ratify, approve or disapprove all “Interested Transactions,” subject to certain exceptions for specified “pre-approved transactions” not believed to create a material interest with respect to a “Related Party.”  “Interested Transactions” are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.

For purposes of the policy, a “Related Party” is any:

•
person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company's common stock;

•	immediate family member of any of the foregoing; or

•
firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party's relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction.  No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Our related party transaction policy has been incorporated into our Code of Compliance, which can be viewed at the “Investor Relations” section of our website at www.luminexcorp.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our common stock are required to report their initial ownership of our common stock and any subsequent changes in their ownership to the SEC.  Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure of such persons to file by those dates.  Based solely upon the copies of Section 16(a) reports that we have received from such persons for their transactions in 2012 and written representations to the Company that we have received from such persons that no other reports were required, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and ten-percent beneficial owners for 2012, except that Patrick J. Balthrop filed a Form 4 late on March 15, 2013 which did not timely disclose one transaction.

EXPENSES AND SOLICITATION

We will bear the cost of soliciting proxies.  Proxies may be solicited in person or by telephone, facsimile, electronic mail, Internet, or other electronic medium by certain of our directors, officers and regular employees, without additional compensation.  The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's common stock held of record by such persons, and the Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

It is contemplated that our 2014 annual meeting of stockholders will take place in May 2014.  Stockholders' proposals will be eligible for consideration for inclusion in the proxy statement for the 2014 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by us before the close of business on December 2, 2013.  Notices of stockholders' proposals submitted outside the processes of Rule 14a-8 will be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not earlier than February 15, 2014 nor later than April 16, 2014 in the manner specified in the bylaws.  For proposals that are not timely filed, we retain discretion to vote proxies that we receive.  For proposals that are timely filed, we retain discretion to vote proxies that we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.  In order to curtail any controversy as to the date on which a proposal was received by us, we suggest that stockholders submit their proposals by certified mail, return receipt requested.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is as set forth above.  If any other matter or matters are properly brought before the Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

UPON WRITTEN REQUEST OF ANY STOCKHOLDER TO DAVID REITER, CORPORATE SECRETARY, LUMINEX CORPORATION, 12212 TECHNOLOGY BOULEVARD, AUSTIN, TEXAS 78727, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Austin, Texas
April 1, 2013

DIRECTIONS TO ANNUAL MEETING

From Austin Bergstrom International Airport: exit the airport, proceeding West on Hwy 71. Take Hwy 183 North.  Take the Oak Knoll exit.  Proceed through the light at Oak Knoll.  Turn right onto Technology Blvd.  Turn left into the driveway by the curbside Luminex sign.

Luminex®

ATTN: KENDEL MARTIN
LUMINEX CORPORATION
12212 TECHNOLOGY BLVD.
AUSTIN,TX 78727

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Robert J. Cresci   02 Thomas W. Erickson

The Board of Directors recommends you vote FOR proposals 2. and 3.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2013.	☐	☐	☐

NOTE: The proxies are further authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000167450_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2013 Notice & Proxy Statement, Form 10-K and Annual Report is/are available at www.proxyvote.com .

REVOCABLE PROXY
LUMINEX CORPORATION
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2013

The undersigned hereby appoints Harriss T. Currie and David S. Reiter, or either of them, or any successors in their respective positions, as proxies with full power of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all the shares of common stock of Luminex Corporation (the "Company") held of record by the undersigned as of March 18, 2013 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the company's corporate headquarters located at 12212 Technology Boulevard, Austin, Texas 78727 on Thursday, May 16, 2013 at 10:00 a.m. local time, or at any adjournment or postponement thereof.

Our Board of Directors unanimously recommends that you vote:

Continued and to be signed on reverse side

0000167450_2 R1.0.0.51160